Execution Version

AGREEMENT AND PLAN OF MERGER
among
SUPERNOVA INVESTMENT LTD.,
STARMAN LIMITED
and
ACTIONS SEMICONDUCTOR CO., LTD.
Dated as of September 12, 2016

TABLE OF CONTENTS
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AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of September 12, 2016 and is by and among Supernova Investment Ltd., an exempted company with limited liability incorporated under the Laws of the Republic of Mauritius (“Parent”), Starman Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Actions Semiconductor Co., Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”).
WHEREAS, Parent, Merger Sub and the Company intend to enter into a transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and being owned by the Rollover Shareholders (as defined in Section 9.03) as a result of the Merger;
WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of its Special Committee (the “Special Committee”), has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Rollover Shares and Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the related Plan of Merger and consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”); (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the holders of Shares and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the holders of Shares for authorization and approval;
WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger;
WHEREAS, as of the date of this Agreement, the Rollover Shareholders (including Parent) are the holders of a number of Shares (including Shares represented by ADSs) set forth opposite their names in Annex A-1; under the Plan of Merger, all of these Shares will continue to exist and will each automatically become one validly issued, fully paid and non-assessable ordinary share, par value of $0.000001 each, in the Surviving Company, so that the issued and outstanding share capital of the Surviving Company immediately after the Effective Time of the Merger will comprise solely of Shares held by the Rollover Shareholders in the number set forth opposite their names in Annex A-2; and
 WHEREAS, Parent has confirmed that the Rollover Shareholders (including Parent) will (i) vote all Shares (including all Shares represented by ADSs) held directly or indirectly by them in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (ii) execute the voting and support agreement, substantially in the form set forth in Annex B (the “Support Agreement”) confirming the foregoing no later than ten Business Days after the date hereof.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows.  Capitalized terms shall have the meaning as defined herein or in Section 9.03.
ARTICLE I

THE MERGER
Section 1.01     The Merger
Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “CICL”), at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the Merger Sub shall be struck off the register of companies in the Cayman Islands and shall thereupon be dissolved and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Company”) under the Laws of the Cayman Islands and being owned by the Rollover Shareholders.
Section 1.02     Closing; Closing Date
Unless otherwise agreed in writing among the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time) at the offices of K&L Gates, Solicitors, 44/F Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Special Administrative Region of Hong Kong, as soon as practicable, but in any event no later than the seventh (7th) Business Day following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement (such date being the “Closing Date”).
Section 1.03     Effective Time
Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger, substantially in the form attached as Annex C hereto (the “Plan of Merger”), and such parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL.  The Merger shall become effective upon the date when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands, or on such other date as specified in the Plan of Merger in accordance with the CICL (the “Effective Time”).

Section 1.04     Effects of the Merger
At the Effective Time, the Merger shall have the effects specified in the CICL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.
Section 1.05     Memorandum and Articles of Association of Surviving Company
At the Effective Time, the Surviving Company shall adopt new memorandum and articles of association substantially in the form of the memorandum and articles of association of the Company as in effect immediately prior to the Effective Time, which shall be the memorandum and articles of association of the Surviving Company until thereafter amended as provided therein or by Law. In such new memorandum and articles of the Surviving Company in effect immediately after the Effective Time: (a)  references therein to the name of the Surviving Company shall continue to be “Actions Semiconductor Co., Ltd.”; (b) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary; (c) there shall be changes reflecting the unlisted status of the Shares; and (d) the provisions relating to the indemnification of directors of the Surviving Company shall be no less favorable to the intended beneficiaries than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, in accordance with Section 6.05.
Section 1.06     Directors and Officers
The parties hereto shall take all actions necessary so that (a) the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Company and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time, and until, after the Effective Time, their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company. Without limiting the generality of the foregoing, the Company shall procure that each director of the Company who shall not be a director of the Surviving Company in accordance with the foregoing sentence shall resign or be removed with effect from the Effective Time pursuant to Section 6.09.
ARTICLE II

CONVERSION OF SECURITIES; MERGER CONSIDERATION
Section 2.01     Conversion of Securities
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a)     each ordinary share, par value US$0.000001 each, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Rollover Shares, Excluded Shares, Dissenting Shares and Shares represented by ADSs) shall be cancelled in exchange for the right to receive from the Surviving Company (at the direction of Parent) US$0.366 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;
(b)     each American Depositary Share, representing six (6) Shares (each, an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Rollover Shares and Excluded Shares) shall be cancelled in exchange for the right of the holder of such ADSs to receive from the Depositary US$2.20 in cash per ADS without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement, and in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail, and all Shares represented by such ADSs shall be cancelled in exchange for the right of the Depositary, as the holder of such Shares, to receive from the Surviving Company (at the direction of Parent) an amount in cash equal to the Per ADS Merger Consideration for every six (6) Shares represented by each one ADS, payable in the manner provided in Section 2.04;
(c)     each Excluded Share and ADS representing Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, shall be cancelled without payment of any consideration or distribution therefor;
(d)     each Rollover Share issued and outstanding immediately prior to the Effective Time shall continue to exist and shall automatically become one validly issued, fully paid and non-assessable ordinary share, par value US$0.000001 each, of the Surviving Company without payment of any consideration or distribution therefor; as a result, the issued and outstanding share capital of the Surviving Company shall consist solely of ordinary shares to be held by the Rollover Shareholders and each Rollover Shareholder’s shareholding in the Surviving Company shall be in exact proportion to its ownership percentage of Shares based on total Shares beneficially owned by the Rollover Shareholders in aggregate immediately prior to the Effective Time;
(e)     each Dissenting Share shall be cancelled in accordance with Section 2.03 and thereafter represent only the right to receive the applicable payments set forth in Section 2.03;
(f)     each Option and Vested RSU issued and outstanding prior to the Effective Time shall be cancelled in accordance with Section 2.02 and thereafter represent only the right to receive the applicable payment set forth in Section 2.02;
(g)    each Unvested RSU issued and outstanding prior to the Effective Time shall become one validly issued, fully paid and non-assessable Unvested RSU of the Surviving Company without payment of any consideration or distribution therefor and thereafter represent the right to receive the applicable shares set forth in Section 2.02; and

(h)     each ordinary share, par value US$1.00 each, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled without payment of any consideration or distribution therefor.
The register of members of the Company shall be amended accordingly to reflect the foregoing.
Section 2.02     Incentive Plans
(a)     At the Effective Time, the EPIP shall be assumed by the Surviving Company, and the ESOIP shall remain unchanged. As a result of the foregoing, at the Effective Time:
(i)     each former holder of a Vested RSU at the Effective Time shall have the right to receive, in exchange thereof, a cash amount equal to (A) the Per ADS Merger Consideration and (b) the number of ADSs underlying such Vested RSU; and
(ii)    each former holder of an Unvested RSU at the Effective Time shall have the contingent right to receive, in lieu of ADSs, validly issued, fully paid and non-assessable ordinary shares, par value US$0.000001 each, of the Surviving Company under the terms of the agreement between the Company and the holder that was in effect immediately prior to the Effective Time;
(iii)  each former holder of an Option at the Effective Time shall have the right to receive, in exchange thereof, a cash amount equal to the product of (A) the excess, if any, of the Per ADS Merger Consideration over the exercise price of such Option and (B) the number of ADSs underlying such Option; for the avoidance of doubt, if the exercise price of such Option is equal to or greater than the Per ADS Merger Consideration, such Option shall be cancelled without any payment therefor; and
(iv)  each of the Subsidiary RSUs and Subsidiary Options issued and outstanding immediately prior to the Effective Time shall continue to be outstanding and shall give its former holder the right to receive the same number of Subsidiary Phantom Share under the terms of the agreement between Action Zhuhai and the holder that was in effect immediately prior to the Effective Time.
(b)     At or prior to the Effective Time, the Company and Parent shall pass any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.02.  The Company shall take all reasonable actions necessary to ensure that, except for the treatment of the Incentive Awards as provided in Section 2.02(a), from and after the Effective Time neither Parent nor the Surviving Company will be required to issue Shares, ADSs or other share capital of the Company or the Surviving Company to any person pursuant to the Equity Incentive Plans or in settlement of any Incentive Awards.  Promptly following the date hereof, the Company shall deliver written notice to each holder of Incentive Awards informing such holder of the effect of the Merger on his or her Incentive Awards.

Section 2.03     Dissenting Shares
(a)     Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”; holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled and cease to exist, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.
(b)     For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or perfect or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be deemed to have been cancelled as of the Effective Time in exchange for the right to receive from Parent the Per Share Merger Consideration, without any interest thereon, in accordance with Section 2.01(a), which shall be payable in the manner provided in Section 2.04.  Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or perfect or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICL.
(c)     The Company shall give Parent (i) prompt notice of any notices of objection, notices of dissent or demands for appraisal, under Section 238 of the CICL received by the Company, attempted withdrawals of such notices or demands, and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders’ dissenter rights or appraisal rights and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the CICL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise by a shareholder of its dissenter rights or any demands for appraisal or offer to settle or settle any such dissenter rights or demands or approve any withdrawal of any such dissenter rights or demands.
(d)     In the event that any written notices of dissent or objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the CICL, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, on such shareholders pursuant to Section 238(4) of the CICL within twenty (20) days of obtaining the Requisite Company Vote at the Shareholders’ Meeting.
Section 2.04     Exchange of Share Certificates, etc.
(a)     Paying Agent.  At or prior to the date of the distribution of the Proxy Statement to the Company’s shareholders (the “Funding Deadline”), the Company shall appoint a bank or trust company selected by the Company with Parent’s prior consent to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to

Section 2.01(a), Section 2.01(b), Section 2.01(f), Section 2.02(a) and Section 2.03(b) (in the case of Section 2.03(b), when ascertained) (collectively, the “Merger Consideration”), and the Company and Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company and Parent.
(b)     Funding of the Merger Consideration.  The Company agrees to deposit, on behalf of the Surviving Company, the Available Cash to the Exchange Fund at the instruction of Parent solely for the payment of the Merger Consideration; but the Company will have no liability to Parent and Merger Sub, including any obligation to pay any termination fee or other contractual damages, if the Available Cash becomes unavailable for any reason (a “Funding Shortfall”). In a Funding Shortfall, Parent shall have an affirmative obligation to procure the Alternative Financing in the manner set forth in Section 6.14(b).  At or prior to the Funding Deadline, the Company shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, ADSs, Options, and Vested RSUs, Available Cash in an amount sufficient to fund the payment of the Merger Consideration by the Surviving Company (at the direction of Parent) at the Effective Time or, in the case of payments pursuant to Section 2.04(d), when ascertained (such cash being hereinafter referred to as the “Exchange Fund”).
(c)     Exchange Procedures.  The Surviving Company shall settle the Merger Consideration in the following manner:
(i)     Promptly after the Effective Time (and in any event within five (5) Business Days), the Surviving Company (at the direction of Parent) shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a):  (x) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (y) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(d)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration.
(ii)    Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(d)) or upon the cancellation of Uncertificated Shares, and in each case subject to delivery of such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(d)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(d)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled.
(iii)     Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary, stock transfer or other Taxes and other government charges due to or incurred by the Depositary in connection with the cancellation of their ADSs and distribution of the Per ADS Merger Consideration to holders of ADSs.
(iv)    No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II.
(v)     In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share Certificate, or upon the cancellation of Uncertificated Shares, may be issued to such transferee if all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable are presented to the Paying Agent, accompanied by the Share Certificates, if any, which immediately prior to the Effective Time represented such Shares (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(d)).
(d)     Lost Certificates.  If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).
(e)     Untraceable and Dissenting Shareholders.  Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details prior to the Effective Time.  A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable, or (ii) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to Dissenting Shareholders and holders of Shares or ADSs who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of such Dissenting Shareholders and holders of Shares or ADSs who are untraceable. Dissenting Shareholders and holders of Shares or ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company. Monies unclaimed after a period of six (6) months from the Closing Date shall be forfeited and shall revert to the Surviving Company.
(f)     Adjustments to Merger Consideration.  The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares (including Shares represented by ADSs) the same economic effect as contemplated by this Agreement prior to such action.
(g)     Investment of Exchange Fund.  The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed jointly by the Company and Parent; provided that (x) the Company and Parent shall not direct the Paying Agent to make any such investments that are speculative in nature, and (y) no such investment or losses shall affect the amounts payable to such holders and the Company and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration.  Earnings from investments shall be the sole and exclusive property of the Surviving Company.  Except as contemplated by Section 2.04(c), Section 2.04(g), and Section 2.04(h), the Exchange Fund shall not be used for any other purpose.
(h)     Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or ADSs for six (6) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares and ADSs who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.01(a), Section 2.01(b), Section 2.01(f) and Section 2.03(b).
(i)      No Liability.  None of the Paying Agent, the Rollover Shareholders, Parent, the Surviving Company or the Depositary shall be liable to any former holder of

Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority or the Surviving Company shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.
(j)     Withholding Rights.  Each of the Company, the Surviving Company, the Paying Agent and the Depositary, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or ADSs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law.  In the event that Parent, the Surviving Company, Merger Sub, the Paying Agent or the Depositary (or any other person that has a withholding obligation pursuant to this Agreement) determines that any such permitted deduction or withholding is required to be made from any amounts payable pursuant to this Agreement, such person shall promptly inform the Special Committee and the other parties hereto of such determination and provide them with a reasonably detailed explanation of such determination and the parties hereto shall consult with each other in good faith regarding such determination. To the extent that amounts are so withheld by the Company, the Surviving Company, the Paying Agent or the Depositary, as the case may be, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or ADSs in respect of which such deduction and withholding was made by the Company, the Surviving Company, the Paying Agent or the Depositary, as the case may be.
Section 2.05     No Transfers
From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company, and (b) the holders of Shares (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time (other than holders of the Rollover Shares) shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be cancelled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Shares other than the Excluded Shares, and for no consideration in the case of Excluded Shares. The immediately preceding sentence shall not apply to Share Certificates representing Rollover Shares, which Share Certificates will continue to represent the resulting shares in the Surviving Company.
Section 2.06     Termination of Deposit Agreement
As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to JPMorgan Chase Bank, National Association (the “Depositary”) to terminate the deposit agreement, dated August 22, 2005 and as amended in April 2007,

December 2011 and November 2013, between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.
Section 2.07     Agreement of Fair Value
Parent, Merger Sub and the Company agree that the Per Share Merger Consideration and the Per ADS Merger Consideration represent the fair value of the Shares and the ADSs, respectively, for the purposes of Section 238(8) of the CICL.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company SEC Reports filed prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:
Section 3.01     Organization, Good Standing and Qualification
(a)     The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands.  Each of the Company’s Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization or formation, and each Group Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure of any Group Company to be so organized, existing or in good standing or of any Group Company to have such power or authority has not had and would not reasonably be expected to have a Material Adverse Effect.  Each Group Company is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing as would not reasonably be expected to have a Material Adverse Effect.
(b)     Schedule A sets forth a true and complete list of each Group Company and each other entity in which a Group Company owns or otherwise holds any equity interest as of the date hereof, together with (i) the jurisdiction of organization or formation of each such Group Company or other entity, (ii) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Group Company or other entity owned or otherwise held by the Group Company, and (iii) the other shareholder(s) of such Group Company or other entity.  As of the date hereof, there are no other corporations, companies, partnerships or other entities in which a Group

Company controls, owns, of record or beneficially, or otherwise holds any direct or indirect Equity Securities.
Section 3.02     Memorandum and Articles of Association
The Company has furnished or otherwise made available to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of each Group Company.  Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof.  No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents, except for any such violation that has not had and would not reasonably be expected to have a Material Adverse Effect.
Section 3.03     Capitalization
(a)     The authorized share capital of the Company is US$2,000 consisting of 2,000,000,000 Shares of a nominal or par value of US$0.000001 each.  The Company has also granted RSUs, Restricted ADSs and Options under the EPIP, which are exchangeable or exercisable for Shares (including Shares underlying ADSs).  As of the date of this Agreement, (i) 265,788,736 Shares are issued and outstanding (which number includes 70,792,854 Shares underlying issued and outstanding ADSs), all of which have been duly authorized, validly issued, fully paid and non-assessable, (ii) 7,070,400 Shares underlying ADSs are reserved for future issuance pursuant to outstanding Options and RSUs (including 474,000 Shares underlying ADSs issuable under Vested RSUs) and are not “issued or outstanding” and do not form part of the issued share capital of the Company, and (iii) there are no outstanding Restricted ADSs, vested or unvested, and therefore no Shares are reserved for future issuance for Restricted ADSs.  Each Option and RSU was granted in accordance with all applicable Law and all terms and conditions of the EPIP and in compliance with the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”).  All Shares underlying the outstanding Options and Unvested RSUs, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.
(b)     The Equity Incentive Plans consist of the EPIP, pursuant to which Unvested RSUs, Restricted ADSs and Options of the Company are granted, and the ESOIP, pursuant to which Subsidiary RSUs and Subsidiary Options of Actions Zhuhai, a wholly owned subsidiary of the Company, are granted. The Company has furnished or otherwise made available to Parent a complete and correct list of all the Unvested RSUs, Restricted ADSs and Options granted under the EPIP and the Subsidiary RSUs and Subsidiary Options granted under the ESOIP, details of which are set forth in Section 3.03(c), Section 3.03(d), Section 3.03(e), Section 3.03(f), and Section 3.03(g) (collectively, the “Incentive Awards Data” and the relevant Equity Securities, the “Equity Awards’). Except for these Equity Securities, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by any Group Company relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of any Group Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Company and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company.  The Company has not issued and does not have outstanding any bonds, debentures, notes or other obligations that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the shareholders of the Company may vote.
(c)     The Incentive Awards Data contains the following information with respect to each Unvested RSU granted by the Company under the EPIP that remains outstanding as of the date of this Agreement:  (i) the name of the Unvested RSU recipient; (ii) the number of ADSs subject to such Unvested RSU; (iii) the vesting schedule and other vesting conditions (if any) of such Unvested RSU; and (vi) the date on which such Unvested RSU expires.  The grant of each such outstanding Unvested RSU was properly approved in compliance with the terms of the EPIP and all applicable Laws, except for any such violation that has not had and would not reasonably be expected to (i) have a Material Adverse Effect or (ii) cause such grant to be invalid.  There are no commitments or agreements of any character to which the Company is bound obligating to accelerate or otherwise alter the vesting of any Unvested RSU as a result of the Transactions.
(d)     The Incentive Awards Data contains the following information with respect to each Restricted ADS granted by the Company under the EPIP that remains outstanding as of the date of this Agreement:  (i) the name of the Restricted ADS recipient; (ii) the number of ADSs subject to such Restricted ADS; (iii) the vesting schedule and other vesting conditions (if any) of such Restricted ADS; and (vi) the date on which such Restricted ADS expires.  The grant of each such outstanding Restricted ADS was properly approved in compliance with the terms of the EPIP and all applicable Laws, except for any such violation that has not had and would not reasonably be expected to (i) have a Material Adverse Effect or (ii) cause such grant to be invalid.  There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate or otherwise alter the vesting of any Restricted ADS as a result of the Transactions.
(e)     The Incentive Awards Data contains the following information with respect to each Option granted by the Company under the EPIP that remains outstanding as of the date of this Agreement:  (i) the name of the Option recipient; (ii) the number of ADSs subject to such Option; (iii) the exercise or purchase price per ADS of such Option; (iv) the date on which such Option was granted; (v) the vesting schedule and other vesting conditions (if any) of such Option; and (vi) the date on which such Option expires.  The grant of each such outstanding Option was properly approved in compliance with the terms of the EPIP and all applicable Laws, except for any such violation that has not had and would not reasonably be expected to (i) have a Material Adverse Effect or (ii) cause such grant to be invalid.  There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate or otherwise alter the vesting of any Option as a result of the Transactions.

(f)     The Incentive Awards Data contains the following information with respect to each Subsidiary RSU granted by Actions Zhuhai under the ESOIP that remains outstanding as of the date of this Agreement:  (i) the name of the Subsidiary RSU recipient; (ii) the number of Subsidiary Phantom Shares subject to such Subsidiary RSU; (iii) the vesting schedule and other vesting conditions (if any) of such Subsidiary RSU; and (vi) the date on which such Subsidiary RSU expires.  The grant of each such outstanding Subsidiary RSU was properly approved in compliance with the terms of the ESOIP and all applicable Laws, except for any such violation that has not had and would not reasonably be expected to (i) have a Material Adverse Effect or (ii) cause such grant to be invalid.  There are no commitments or agreements of any character to which Actions Zhuhai is bound obligating Actions Zhuhai to accelerate or otherwise alter the vesting of any Subsidiary RSU as a result of the Transactions.
(g)     The Incentive Awards Data contains the following information with respect to each Subsidiary Option granted by Actions Zhuhai under the ESOIP outstanding as of the date of this Agreement:  (i) the name of the Subsidiary Option recipient; (ii) the number of Subsidiary Phantom Shares subject to such Subsidiary Option; (iii) the exercise or purchase price per Subsidiary Phantom Share of such Subsidiary Option; (iv) the date on which such Option was granted; (v) the vesting schedule and other vesting conditions (if any) of such Option; and (vi) the date on which such Option expires.  The grant of each such outstanding Option was properly approved in compliance with the terms of the ESOIP and all applicable Laws, except for any such violation that has not had and would not reasonably be expected to (i) have a Material Adverse Effect or (ii) cause such grant to be invalid.  There are no commitments or agreements of any character to which Actions Zhuhai is bound obligating Actions Zhuhai to accelerate or otherwise alter the vesting of any Subsidiary Option as a result of the Transactions.
(h)     Subject to issuance upon due exercise thereof, all Shares or Subsidiary Phantom Shares, as the case may be, underlying each Incentive Award will be duly authorized, validly issued, fully paid and non-assessable upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable.  The Company has made available to Parent accurate and complete copies of (x) the Equity Incentive Plans pursuant to which the Company or any Subsidiary has granted the Equity Awards that are currently outstanding, (y) the form of award agreement evidencing such Equity Awards and (z) award agreements evidencing such Equity Awards with terms that are materially different from those set forth in the form of award agreement.
(i)     The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and such other entities listed in Schedule A attached hereto that is owned by any Group Company is owned by such Group Company free and clear of all Liens.  Such Group Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law and the applicable constitutional documents) to receive dividends and distributions on, all such Equity Securities.  The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is not subject to any outstanding obligations of any Group Company requiring the registration under any securities Law for sale of such share capital or registered capital, as the case may be.  Except as otherwise provided in this Agreement, there are no outstanding contractual obligations of any Group Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, other than in the ordinary course of business, any of the Company’s Subsidiaries.
Section 3.04     Authority relative to this Agreement; Fairness
(a)     The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote, to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, including the Merger, in each case, subject only to the authorization and approval by way of a shareholders’ special resolution (as defined in the CICL) of this Agreement, the Plan of Merger and the Transactions by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).
(b)     As of the date hereof, the Special Committee comprises three (3) members of the Company Board, each of whom qualifies as an “independent director” (as such term is defined in NASDAQ Stock Market Rule 5605(a)(2)).  The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Parent, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Rollover Shares and Excluded Shares), and declared it advisable, for the Company to enter into this Agreement, and the Plan of Merger and consummate the Transactions, including the Merger, on the terms and subject to the conditions set forth herein; (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the holders of Shares (the “Company Recommendation”) and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted for authorization and approval by the shareholders of the Company at the Shareholders’ Meeting; and (iv) taken all such actions as may be required to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions, including the Merger, including obtaining any necessary consents in respect of the Equity Incentive Plans.

(c)     The Special Committee has received from Houlihan Lokey (China) Limited (the “Financial Advisor”) its written opinion, dated the date of this Agreement, subject to the limitations, qualifications and assumptions set forth therein, that the Per Share Merger Consideration to be received by the holders of Shares (other than Rollover Shares, Excluded Shares, Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received from the Depositary by the holders of ADSs are fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent promptly after the execution of this Agreement solely for informational purposes.  The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement.  It is agreed and understood that such opinion may not be relied on by Parent, Merger Sub or any of their respective Affiliates.
Section 3.05     No Conflict; Required Filings and Consents
(a)     The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (the “Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)     The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and other Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except for (i) compliance with the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the United States Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iv) consent of certain secured creditors of the Company, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.06     Permits; Compliance with Laws
(a)     Each Group Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted except for any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (the “Material Company Permits”).  As of the date hereof, no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened.  All such Material Company Permits are valid and in full force and effect.  Each Group Company is in compliance, in all material respects, with the terms of the Material Company Permits.  Each Group Company that is organized in the People’s Republic of China (the “PRC”) has complied with all applicable Laws of the PRC regarding the contribution and payment of its registered capital.
(b)     No Group Company is in default, breach or violation of any Law applicable to it, including (i) any Law applicable to its business, and (ii)  any Law related to the protection of personal data or by which any of its share, security, equity interest, property or asset is bound or affected.  No Group Company has received any written notice or communication of any material non-compliance with any applicable Law that has not been cured.
(c)     No Group Company or, to the knowledge of the Company, any Company Representative has violated any Anticorruption Law, nor has any Group Company or, to the knowledge of the Company, any Company Representative has offered, paid, promised to pay, or authorized the payment of any money or anything of value, to any Government Official or to any person under circumstances where a Group Company or any Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a person:
(i)     for the purpose of:  (A) influencing any act or decision of a Government Official in his or her official capacity; (B) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; or (D) inducing a Government Official to influence any act or decision of any Governmental Authority; or

(ii)     in a manner which would constitute commercial bribery, kickbacks or would otherwise violate any Anticorruption Law.

(d)     No Group Company has conducted or initiated any internal investigation or made a voluntary or other disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law.  No Group Company or, to the knowledge of the Company, any Company Representative has received any written notice, request or citation for any actual or potential noncompliance with any Anticorruption Law.
(e)     To the knowledge of the Company, each holder or beneficial owner of Incentive Awards, as well as Shares or Phantom Subsidiary Shares received under Incentive Awards, who is a PRC resident and subject to any of the registration or reporting requirements of SAFE Circular 37, SAFE Circular 75, SAFE Circular 78 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied, in all material respects, with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company.  Neither the Company nor, to the knowledge of the Company, such holder or beneficial owner has received any written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged noncompliance with the SAFE Rules and Regulations.
Section 3.07     SEC Filings; Financial Statements
(a)     The Company has filed or otherwise furnished (as applicable), all forms, reports, statements, schedules and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2014 (collectively, the “Company SEC Reports”).  As of the date of filing, in the case of Company SEC Reports filed or furnished pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied as to form in all material respects with either the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or furnished, and (ii) did not contain, as of the date filed or furnished any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(b)     Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP except as may be noted therein.
(c)     Except as and to the extent set forth in the Company’s audited consolidated financial statements, including the notes thereto, for the years ended December 31, 2013, 2014, and 2015 filed with the SEC on April 28, 2016, as part of the Company’s Annual Report on Form 20-F, no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any other liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2015, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) which do not, or would not reasonably be expected to, have a Material Adverse Effect.
(d)     The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents, and to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(e)     The Company is in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of NASDAQ, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of NASDAQ).
Section 3.08     Proxy Statement
The information supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein) shall not (i) on the date that the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Parent or Merger Sub for express inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.09     Absence of Certain Changes or Events
Since December 31, 2015, except as expressly contemplated by this Agreement, each Group Company has conducted business in all material respects in the ordinary course, and there has not been (a) any Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of any Group Company’s Equity Securities, except for any dividend or distribution by a Group Company to another Group Company; (c) any redemption, repurchase or other acquisition of any Equity Securities of any Group Company by a Group Company (other than a repurchase of ADSs or Shares to satisfy obligations under the Equity Incentive Plans); (d) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (e) any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries, other than in the ordinary course of business.
Section 3.10     Absence of Litigation
Except as disclosed in Company SEC Reports, there is no litigation, arbitration, hearing, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company, or any property or asset of any Group Company, before any Governmental Authority which has or would reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Company SEC Reports, no Group Company, nor any material property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority (a “Binding Order”).
Section 3.11     Employee Benefit Plans
(a)     The Company has furnished or otherwise made available to Parent a list of all material benefit and compensation plans, agreements, or arrangements, including plans and agreements to provide severance, change-in-control or retention bonuses, profit-sharing, equity compensation or incentives, deferred compensation or welfare benefits (collectively, the “Plans”) covering current or former directors, employees or consultants.  True and complete copies of each Plan (or a summary thereof, if the Plan is not in writing), including all amendments thereto, have been provided or made available to Parent. Since December 31, 2015 there has been no material change, amendment, modification to, or adoption of, any Plan.
(b)     Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director, employee or consultant of the Company or any of its Subsidiaries under any of the Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(c)     Each document prepared in connection with each Plan complies in all material respects with applicable Law.  Each Plan has been operated in material compliance with its terms, applicable Law, and, to the extent applicable, in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters.
(d)     Each Group Company that is formed under the Law of the PRC has registered each equity plans or arrangements of such Group Company with the SAFE and SAT in accordance with applicable Law in the PRC.
(e)     To the extent applicable, each Plan has been approved or registered by the relevant taxation and other Governmental Authorities (including without limitation SAFE) so as to enable the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant  Plan (including the assets held for the purposes of any Plan under which resources are set aside in advance of the benefits being paid) to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.
Section 3.12     Labor and Employment Matters
(a)     No Group Company is a party to, or bound by, or currently negotiating in connection with entering into, any collective bargaining agreements or labor contracts or understandings with any labor unions, works councils, or labor organizations.  There is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing against any Group Company relating to its business, and during the last three years there has not been any such action.
(b)     Each Group Company is in material compliance with all applicable Laws regarding employment practices, employee classification, terms and conditions of employment and wages, occupational safety and health, and payments, contributions and provisions of housing, severance, pension, retirement, maternity, death, work-related injury, social security or disability benefits or other actual or contingent employee benefits to any of its present or past employees or to any other person.
(c)     Each Group Company incorporated in the PRC has entered into labor contracts with each of its employees in accordance with applicable Law. No Group Company incorporated in the PRC has used the service provided by any person engaged through labor dispatch or similar arrangement.
Section 3.13     Real Property; Title to Assets
(a)     The Company has furnished or otherwise made available to Parent the address and description of each Owned Real Property, including with respect to the Owned Real Property in the PRC, the particulars and issue date of the State-owned Land Use Certificate and Building Ownership Certificate for each Owned Real Property.  With respect to each Owned Real Property, except as previously disclosed to Parent: (i) the relevant Group Company has good and marketable title, free and clear of all Liens, except Permitted Liens; (ii) no Group Company has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) the relevant Group Company is the only party in possession of such Owned Real Property.  No Group Company is a party to any Contract, agreement or option to purchase any real property or interest therein.
(b)     The Company has furnished or otherwise made available to Parent the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease).  The Company has delivered or otherwise made available to Parent a true and complete copy of each such Lease.  The Group Companies have entered into written lease contracts for all Leased Real Property in the PRC and elsewhere.  Except as would not reasonably be expected to have a Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Group Companies’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and (iii) neither any Group Company nor, to the knowledge of the Company, any other party to the Lease is in material breach or default under such Lease.
(c)     The Owned Real Properties identified in Section 3.13(a) and the Leased Real Properties identified in Section 3.13(b) (collectively, the “Company Real Properties”) comprise (i) all of the real property used in, or otherwise related to, the business of the Group Companies as of the date hereof and (ii) any land use right the Group Companies have acquired as their Owned Real Property under any land grant contract or land allocation contract, regardless whether the relevant title certificate of such land use right has not been duly obtained by the Group Companies.
(d)     To the knowledge of the Company, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Properties (the “Improvements”) are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of the Group Companies.
(e)     Save for any violation that has not had and would not reasonably be expected to have a Material Adverse Effect, with respect to the underlying land of each Owned Real Property of the Group Companies in the PRC:  (i) the land-use right of such land was granted to the land user by the relevant PRC land administration authority in accordance with PRC Law for a specified period of time; (ii) the relevant Group Company obtained the land-use rights to such land in compliance with applicable PRC Law; (iii) the use, transfer, lease and mortgage of the land-use rights to such land are not subject to any restrictions within its approved purpose, except for the Owned Real Property in Zhuhai, the PRC, which is currently used as the Company’s headquarters, for which the Company is obliged to complete various building construction work under the timeframe stipulated by the local government; (iv) the relevant Group Company entered into land-use right grant contracts with the relevant land administration authorities in obtaining the land; (v) all land-use right grant fees and other fees required to be paid in connection with obtaining the land have been duly and fully paid by such Group Company in accordance with PRC Law; and

(vi) the development of the land has been carried out in accordance with the schedule provided under the relevant land grant contract, and no Group Company has been subject to any fine or other penalty imposed by any Governmental Authority (including any penalty imposed due to idleness of land or failure to develop the land in accordance with the schedule set out in the land grant contract).
(f)     Each Group Company has good and marketable title to, or a valid and binding leasehold interest in, all other material properties and assets necessary to conduct its business as currently conducted (excluding Owned Real Properties and Leased Real Properties, which are covered in the other subsections of this Section 3.13, and Intellectual Properties, which are covered in Section 3.14), in each case free and clear of all Liens, except Permitted Liens.
Section 3.14     Intellectual Property
(a)     To the knowledge of the Company, each Group Company owns or possesses adequate licenses or other valid and enforceable rights to use (in each case, free and clear of any Liens) all Intellectual Properties used in, or necessary to conduct, the business of such Group Company as currently conducted.
(b)    The use of any Intellectual Property by each Group Company in connection with the operation of its business or otherwise does not knowingly infringe upon, misappropriate, or otherwise violate the Intellectual Property rights of any person and is in accordance, in all material respects, with any applicable license pursuant to which the relevant Group Company acquired the right to use such Intellectual Property.  No Group Company has received any notice that it, or the business or activities of the Company or any of its Subsidiaries, is infringing upon, diluting, misappropriating, or otherwise violating or has infringed upon, diluted, misappropriated, or otherwise violated any Intellectual Property right of any person, or any notice challenging the ownership, use, validity or enforceability of any Intellectual Property.  To the knowledge of the Company, no person is currently infringing, diluting or misappropriating any material Intellectual Property owned by any Group Company.
(c)     To the knowledge of the Company, no person is challenging the validity, enforceability, use or ownership of or infringing upon, misappropriating, or otherwise violating any right of any Group Company with respect to any Intellectual Property owned by or licensed to the Company or its Subsidiaries.
(d)     To the knowledge of the Company, each Group Company owns all right, title and interest in and to all Intellectual Properties created or developed by, for or under the direction or supervision of such Group Company, and all current or former officers, employees, consultants or contractors who have participated in the creation or development of any such Intellectual Property have executed and delivered to the Company or such Subsidiary a valid and enforceable agreement (i) providing for the non-disclosure by such person of confidential information and (ii) providing for the present assignment by such person to the Company or such Subsidiary of any Intellectual Property developed or arising out of such person’s employment by, engagement by or contract with such Group Company and, to the knowledge of the Company, no such officer, employee, consultant or contractor is in violation of any material term of any such agreement.

(e)     There are no outstanding Orders issued against any material Intellectual Property owned by any Group Company that restricts or limits in any material respect the use or licensing thereof by any Group Company.
(f)     Each Group Company (A) owns or has a valid right or license to use or otherwise exploit all material Software used in connection with the businesses of the Group Companies as currently conducted, and (B) possesses the material source code, object code and documentation for all such Software that is proprietary to, and owned by, any Group Company (“Company Owned Software”). To the knowledge of the Company, no Third Party has any ownership right or interest in any Company Owned Software.
(g)    Each Group Company has taken all actions reasonably necessary to (i) maintain and protect each item of material Intellectual Property that it owns or are licensed or otherwise authorized to use, and (ii) protect the confidentiality and value of material trade secrets and other material know-how or confidential or proprietary information (together, “Trade Secrets”) that are owned by such Group Company or provided to such Group Company by any Third Party under conditions of confidentiality.  To the knowledge of the Company, there has been no unauthorized disclosure or use of any Third Party’s Trade Secrets by any officer, employee, contractor, or consultant of any Group Company, and none of the Company’s or its Subsidiaries’ material Trade Secrets have been disclosed to any Third Party except pursuant to valid and appropriate written non-disclosure agreements or license agreements or pursuant to obligations to maintain confidentiality arising by operation of Law.  To the knowledge of the Company, immediately subsequent to the Effective Time, all Intellectual Properties owned or used by any Group Company shall be owned by or available for use by such Group Company on terms and conditions identical or substantially similar to those under which such Group Company owned or used such Intellectual Property immediately prior to the Effective Time.
(h)     The Company IT Assets are (A) adequate and sufficient for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the businesses of the Company and its Subsidiaries and the protection of their material Trade Secrets, and (B) to the knowledge of the Company, free from any material defects, viruses, worms and other malware.  Each Group Company has implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices.
(i)     To the knowledge of the Company, none of the material Intellectual Property owned by any Group Company is subject to any Contract or other obligation as a result of any funding or support from, or any arrangement with, any Governmental Authority or agency or nonprofit organization.
Section 3.15     Taxes
(a)     Each Group Company has duly filed all material Tax returns and reports required to be filed by it and has paid and discharged all material Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP, if required.  All such Tax returns are true, accurate and complete in all material respects.  No Governmental Authority is asserting against any Group Company any material deficiency or claim for any Taxes.
(b)     No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax return or material Taxes of any Group Company is currently in progress, and no Group Company has been notified of any request for such an audit or other examination or administrative, judicial or other proceeding.  To the knowledge of the Company, no claim has been made by any Governmental Authority in a jurisdiction where a Group Company does not file Tax returns that such Group Company is or may be subject to taxation by such jurisdiction.
(c)     No Group Company that is incorporated outside the PRC takes the position for tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation.
(d)     To the knowledge of the Company, each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities.  Each submission made by, or on behalf of, any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects.  As of the date hereof, no suspension, revocation or cancellation of any Tax exemptions, preferential treatments or rebates is pending.  The Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, preferential treatments or rebates and, to the knowledge of the Company, will not result in the claw-back or recapture of any such Tax exemptions, preferential treatments or rebates.
(e)     Each Group Company has complied in all material respects with all applicable Laws relating to (i) the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by such Group Company from and (ii) information reporting with respect to any payment made or received by such Group Company (including those relating to the individual income tax obligations of the employees of such Group Company).
(f)     To the knowledge of the Company, none of the assets of a Group Company are subject to Liens for any Taxes (other than Liens for Taxes that are not yet due or are being contested in good faith and for which adequate accruals or reserves have been established on the consolidated financial statements of the Company, if required).
Section 3.16     Solvency
No Group Company has taken any steps to seek protection pursuant to any bankruptcy Law.  The Group Companies on a consolidated basis are not, as of the date hereof, Insolvent.

Section 3.17     Material Contracts.
(a)     The Company has furnished or otherwise made available to Parent an accurate and complete list of all of the following types of Contracts to which a Group Company is a party (such Contracts being the “Material Contracts”):
(i)     any Contract relating to the formation, creation, operation, management or control of any material joint venture;
(ii)    any Contract involving Indebtedness in excess of US$1,000,000 in the aggregate;
(iii)   any Contract granting or evidencing a Lien on any material properties or assets, other than a Permitted Lien;
(iv)  any Contract entered into since December 31, 2013, for the acquisition, disposition, sale, transfer or lease (including leases in connection with financing transactions) of material properties or assets that have a fair market value or purchase price of more than US$1,000,000 in the aggregate (by merger, purchase or sale of assets or stock or otherwise);
(v)   any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute entered into since December 31, 2013;
(vi)  any Contract for the employment of any officer, employee or other person by the Company or any of its Subsidiaries on a full-time or consulting basis or any severance agreements, in each case calling for payments to such person in excess of US$300,000 annually;
(vii) any non-competition Contract or other Contract that purports to limit, curtail or restrict in any respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business;
(viii) any Contract giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Transactions, including the Merger, where (A) such Contract requires any payment in excess of US$100,000 to be made by the Company or any of its Subsidiaries or (B) the value of the outstanding receivables due to the Company and its Subsidiaries under such Contract is in excess of US$100,000;
(ix)   any Contract containing restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of the Company or any of its Subsidiaries, or (B) pledging of share capital of the Company or any of its Subsidiaries;
(x)    any Contract providing for (i) a license, covenant not to sue or other right granted by any Third Party under any material Intellectual Property to the Company or any of its Subsidiaries, (ii) a license, covenant not to sue or other right granted by the Company or any of its Subsidiaries to any Third Party under any material Intellectual

Property, or (iii) any royalty, fee or other amount payable by the Company or any of its Subsidiaries in excess of US$1,000,000 annually to any person by reason of the ownership, use, sale or disposition of Intellectual Property; or
(xi)     any other Contract which could reasonably be expected to have a Material Adverse Effect;
provided, however, the above does not include in each case (A) Contracts entered into by such Group Company in the ordinary course of business of integrated circuit design and manufacturing, and consistent with past practice, with customers, suppliers, distributors, integrated circuit fabricators, and packaging and testing facilities, and (B) Contracts under which such Group Company has no outstanding rights or obligations
(b)     Each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) to the knowledge of the Company, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception; (iii) no Group Company and, to the knowledge of the Company, no counterparty, is or is alleged to be in material breach or violation of, or default under, any Material Contract; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract.  The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.
Section 3.18     Environmental Matters
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Group Company is in compliance with all applicable Environmental Law and has obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and, to the knowledge of the Company, all such Environmental Permits are in full force and effect and (ii) to the knowledge of the Company, no property currently or formerly owned or operated by any Group Company has been contaminated with, has released or is releasing any Hazardous Substance.
Section 3.19     Insurance
Each Group Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in compliance with applicable Law and in accordance with normal industry practice in the PRC for companies engaged in similar businesses.  No Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.20     Interested Party Transactions
Other than transactions entered into on an arm’s length basis and subject to the approval of the audit committee of the Company, none of the directors or officers of the Company, and, to the knowledge of the Company, individuals (other than Rollover Shareholders) owning, directly or indirectly, a 10% or greater interest in the voting power of the Company or any other Group Company, and close members of any such individual’s family:
(a)     have, directly or indirectly, an economic interest in any person that (A) furnishes or sells services or products that any Group Company furnishes or sells, or (B) is otherwise engaged in business that directly competes with that of any Group Company;
(b)     have, directly or indirectly, an economic interest in any person that purchases from or sells or furnishes to any Group Company any goods or services;
(c)     have, directly or indirectly, a beneficial interest in any Contract furnished pursuant to Section 3.17(a) other than those Contract to which such director or officer is expressly a party;
(d)     have, directly or indirectly, any material contractual or other arrangement with any Group Company (other than employment relationship or serving as a director);
(e)     have received any payment or other benefit from any Group Company (except for payments and benefits received in connection with such person’s employment or serving as a director); or
(f)     have advanced or owed any amount to any Group Company;
provided, however, that ownership of no more than three percent (3%) of the outstanding voting stock of a person shall not be deemed an “economic interest in any person” for purposes of this Section 3.20.
Section 3.21     Anti-Takeover Provisions
Except as set forth in the Company’s existing memorandum and articles of association, the Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions, including the Merger.
Section 3.22     Brokers
Except for the Financial Advisor, no broker, finder, investment banker or similar intermediary is entitled to any brokerage, finders, investment banking or financial advisory fees or commissions, or other similar payments, in connection with the Transactions based upon arrangements made by, or on behalf of, the Company.
Section 3.23     Available Cash
Assuming the satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Transactions as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, the Company will have sufficient Available Cash by the Funding Deadline to fund (a) the Merger Consideration to be paid by the Surviving Company (at the direction of Parent), and (b) any other amounts required to paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith.  There are no side letters or other agreements, contracts or arrangements (whether written or oral) to which the Company or any of its Affiliates is a party related to the payment of the Merger Consideration.
Section 3.24     No Other Representations or Warranties
Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of its Affiliates or Representatives of any documentation, forecasts, materials or other data with respect to any such information, and Parent and Merger Sub acknowledge the foregoing.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
Section 4.01     Corporate Organization
Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of Mauritius and the Cayman Islands, respectively.
Section 4.02     Capitalization of Parent and Merger Sub; No Prior Activities
(a)     The authorized share capital of Parent consists of 2,000,000 ordinary shares, par value US$1.00 per share, of which one ordinary share is validly issued and outstanding as of the date hereof.
(b)     The authorized share capital of Merger Sub consists of 50,000 ordinary shares, par value US$1.00 per share, of which one (1) share is validly issued and outstanding as of the date hereof. Parent owns 100% of the issued and outstanding share capital of Merger Sub.

(c)     Parent was formed solely for the purpose of investment holding.  Parent is a Rollover Shareholder appointed by the other Rollover Shareholders as their representative in the Transactions. Merger Sub was formed solely by Parent for the purpose of engaging in the Transactions. Except for the foregoing and for obligations or liabilities incurred in connection with its formation and related to the Transactions, each of Parent and Merger Sub has not and will not, prior to the Effective Time, have incurred, directly or indirectly, through any Subsidiary of affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any such agreements or arrangements with any person.
Section 4.03     Authority Relative to This Agreement
Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub, including authorization from the other Rollover Shareholders, are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.04(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.04     No Conflict; Required Filings and Consents
(a)     The execution and delivery of this Agreement and the Plan of Merger by Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by Parent and Merger Sub under the terms provided hereunder, will not,
(i)     conflict with or violate the memorandum and articles of association of any of Parent, Merger Sub and the other Rollover Shareholders,
(ii)    assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent, Merger Sub or the other Rollover Shareholders or by which any property or asset of either of them is bound or affected, or
(iii)   result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent, Merger Sub or the other Rollover Shareholders pursuant to, any Contract or obligation to which Parent, Merger Sub or any of the other Rollover Shareholders is a party or by which Parent, Merger Sub or any of the other Rollover Shareholders or any property or asset of either of them is bound or affected;

except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or the other Rollover Shareholders or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement or to the ability of the Rollover Shareholders to perform their material obligations under the Support Agreement (collectively, a “Rollover Shareholder Adverse Impact”).
(b)     The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent, Merger Sub and the other Rollover Shareholders of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (“Requisite Regulatory Approval”), except (i) for filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, except for any Requisite Regulatory Approval which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent, Merger Sub or other Rollover Shareholders or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement or to the ability of the Rollover Shareholders to perform their material obligations under the Support Agreement.
Section 4.05     Brokers
No broker, finder, investment banker or similar intermediary is entitled to any brokerage, finders, investment banking or financial advisory fees or commissions or other similar payments, in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or Merger Sub.
Section 4.06     Absence of Litigation
(a)     There is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub or any of their Affiliates that has or would reasonably be expected to have a Rollover Shareholder Adverse Impact. Neither Parent nor Merger Sub is subject to any Binding Order that has or would reasonably be expected to have Rollover Shareholder Adverse Impact.
(b)     To the knowledge of Parent and Merger Sub, there is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against the other Rollover Shareholders that has or would reasonable be expected to a Rollover Shareholder Adverse Impact, and no other Rollover Shareholder is subject to any Binding Order that has or would reasonably be expected to have Rollover Shareholder Adverse Impact.
Section 4.07     Ownership of Company Shares
Annex A-1 correct sets forth the number of Shares that are beneficially owned (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by the Rollover

Shareholders. Except as set forth in Annex A-1, none of Parent, Merger Sub, or to their knowledge, the other Rollover Shareholders beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company.
Section 4.08     Solvency
Neither Parent, Merger Sub nor any of the other Rollover Shareholders has taken any steps to effect or commence any liquidation, dissolution, restructuring, reorganization or otherwise seek protection pursuant to any bankruptcy or insolvency Law. Neither Parent nor Merger Sub is, of the date hereof and after giving effect to the Transactions, will be Insolvent.
Section 4.09     Payment of Merger Consideration
Parent and Merger Sub will cause the payment of the Merger Consideration, directly or indirectly, whether by way of the Exchange Fund or other Alternative Financing (in either case, subject to the terms and conditions of this Agreement), to all holders of Shares and, through the Depositary and subject to the terms and conditions of the Deposit Agreement, to all ADS Holders entitled to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable.
Section 4.10     Parent Group Contracts
Parent has delivered to the Company and the Special Committee a true copy of each of the Consortium Agreement, dated May 18, 2016, as supplemented by the Deed of Adherence dated July 8, 2016 and the Deed of Adherence dated August 15, 2016 (as amended and supplemented from time to time, the “Consortium Agreement”), including all amendments thereto or modifications thereof, between Parent and the other Rollover Shareholders (the “Parent Group Contracts”). Other than the Parent Group Contracts and the Support Agreement to be entered into between Parent, Merger Sub and the other Rollover Shareholders except for Parent, there are no Contracts, arrangements or understandings, directly or indirectly through their respective Affiliates, with respect to any security of the Company among the Rollover Shareholders.
Section 4.11     Proxy Statement
The information supplied by Parent and Merger Sub (on behalf of themselves or the other Rollover Shareholders) for express inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company shall not, (i) on the date that the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, neither Parent nor Merger Sub (on behalf of themselves or the other Rollover Shareholders) makes representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
Section 4.12     Non-Reliance on Company Estimates, Projections, Forecasts, Forward Looking Statements and Business Plans
In connection with the due diligence investigation of the Company by Parent as representative of the other Rollover Shareholders, the Company has made available to Parent, and may continue to make available after the date hereof, certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective business and operations. Each of Parent and Merger Sub hereby acknowledges and agrees that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which Parent is familiar, (b) Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans), and (c) Parent, as the representative of the Rollover Shareholders in the Transactions, is solely responsible for the discharge of its duties towards the other Rollover Shareholders.
Section 4.13     Independent Investigation
Parent, as representative of the Rollover Shareholders, has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries on behalf of the other Rollover Shareholders, which investigation, review and analysis was performed by Parent through its Affiliates and Representatives. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon its own independent investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Subsidiaries and their Affiliates and Representatives (except for the representations and warranties of the Company as set forth in Article III of this Agreement and in any certificate delivered by the Company pursuant to this Agreement).
Section 4.14     No Additional Representations
Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of each of them makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.
ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER
Section 5.01     Conduct of Business by the Company Pending the Merger
The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as required by applicable Law, or expressly contemplated or permitted by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the businesses of the Group Companies shall be conducted in the ordinary course of business and in a manner consistent with past practice; and (ii) the Company shall use its reasonable best efforts to preserve substantially intact the assets and business organization of the Group Companies, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers, suppliers and other persons with which any Group Company has material business relations as of the date hereof. Without limiting the generality of the foregoing sentence, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as required by applicable Law, or expressly contemplated or permitted by this Agreement, the Company shall not and shall not permit any other Group Company to, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)     other than with respect to actions taken by the Company’s shareholders, amend or otherwise change its memorandum and articles of association or equivalent organizational documents, or recommend to its shareholders any such amendment or change;
(b)    issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of any Group Company (other than in connection with (A) a grantee’s exercise of Incentive Awards or the fulfilment of the vesting conditions under Incentive Awards, (B) the acquisition by the Company of its securities in connection with the forfeiture of Incentive Awards, or (C) the acquisition by the Company or Actions Zhuhai of its own securities in connection with the net exercise of Incentive Awards in accordance with the terms thereof), (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of US$1,000,000, except in the ordinary course of business, or (iii) any material Intellectual Property owned by, or licensed to, any Group Company, except in the ordinary course of business consistent with past practice;
(c)     declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);
(d)     reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than the purchase of Shares or Subsidiary Phantom Shares to satisfy obligations under the Equity Incentive Plans);
(e)     effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving any Group Company, or create or public offer of any new Subsidiary, other than as contemplated by this Agreement;
(f)     acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in the aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$1,000,000 in any transaction or related series of transactions;
(g)     other than expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$1,000,000 or capital expenditures which are, in the aggregate, in excess of US$3,000,000 for the Group Companies taken as a whole;
(h)     except as required by Law or pursuant to the Plans, any Contract in existence as of the date hereof or this Agreement, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director or officer of any Group Company (other than the hiring or termination of an officer with an annual compensation of less than US$300,000), (ii) grant or provide any severance or termination payments or benefits to any director, officer or employee of any Group Company outside of the ordinary course of business, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any director, officer or employee of any Group Company except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Group Companies, taken as a whole, by more than 10%, (iv) make any new equity awards to any director, officer or employee of any Group Company, (v) establish, adopt, materially amend or terminate any Plan (including the Equity Incentive Plans) or materially amend the terms of any outstanding Options or other equity-based awards, (vi) take any action to accelerate the vesting of Options or other equity-based awards, or (vii) forgive any loans to any director, officer or employee of any Group Company;
(i)      issue or grant any awards to any person under any Equity Incentive Plan or any other equity incentive plan;
(j)      make any material changes with respect to financial accounting policies or procedures, including changes affecting the reported consolidated assets,

liabilities or results of operations of the Group Companies, except as required by changes in Law or GAAP or regulatory requirements with respect thereto;
(k)     enter into, materially amend, modify, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof);
(l)      enter into any Contract with any of the directors or officers of the Company, individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of any such individual’s family;
(m)    terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;
(n)     commence any Action for a claim of more than US$300,000 (excluding any Action seeking for an injunctive relief or other similar equitable remedies) or settle any Action other than any settlement involving the payment of monetary damages not in excess of US$300,000;
(o)     permit any material Intellectual Property owned by any Group Company to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in material Intellectual Property owned by any Group Company;
(p)     fail to make in a timely manner any filings or registrations with (i) the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or (ii) NASDAQ;
(q)     enter into, or propose to enter into, any transaction outside of the ordinary course of business involving any earn-out or similar payment payable by any Group Company, to any Third Party;
(r)     engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;
(s)     make or change any material Tax election, amend any Tax return, enter into any closing agreement with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;
(t)     except as otherwise required by applicable Law, disclose or divulge any confidential information other than pursuant to confidentiality agreements entered into with potential purchasers of some or all of the businesses of the Company or its Subsidiaries; or

(u)    announce an intention, enter into any formal agreement or otherwise make a commitment, to do any of the foregoing.
Section 5.02     No Control of Other Party’s Business
Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations.  Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.01     Proxy Statement and Schedule 13E-3
(a)     The parties agree to use commercially reasonable efforts to complete the filing of the Schedule 13E-3 and the clearance of all comments from the SEC thereof as soon as practicable based on the following principles:
(i)     As soon as reasonably practicable following the date of this Agreement but in any event within fourteen (14) days after the date hereof, the Company, with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company, including a notice convening the Shareholders’ Meeting in accordance with the Company’s memorandum and articles of association (such proxy statement and notice, as amended or supplemented, the “Proxy Statement”).
(ii)    Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, the “Schedule 13E-3”). The Proxy Statement shall be filed as an exhibit to the Schedule 13E-3 (as defined below).
(iii)   Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
(iv)  Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3.  Each of the Company, Parent and Merger Sub

shall furnish all information concerning such party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC.  Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and in any event within 24 hours and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand.
(v)  Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all reasonable additions, deletions or changes proposed by Parent.  If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company.
(b)     Following the clearance of all SEC comments on the Schedule 13E-3, the parties agree to use commercially reasonable efforts to furnish the Proxy Statement to the shareholders of the Company as soon as practicable based on the following principles:
(i)     Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(ii)   Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(iii)   If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, is discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event or circumstance shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon.
Section 6.02     Company Shareholders’ Meeting
(a)     As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 but in any event no later than two (2) days after such confirmation, the Company shall
(i)     establish a record date for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting (the “Record Date”) and shall not change such Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Laws; and in the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that, unless Parent shall have otherwise approved in writing, the Company shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Shareholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable Laws, the Company’s memorandum and articles of association, or if the Board has determined (based on the advice of outside legal counsel) that failure to do so would be reasonably likely to violate the directors’ fiduciary duties under applicable Laws;
(ii)    mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the Record Date established for the Shareholders’ Meeting, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger; and
(iii)   instruct the Depositary to (A) fix the Record Date established by the Company for the Shareholders’ Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders.  Subject to Section 6.02(b), without the prior written consent of Parent, authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.
(b)     No later than thirty (30) days after the date of mailing the Proxy Statement, the Company shall hold the Shareholders’ Meeting and take the following actions in connection therewith:
(i)     Subject to this Section 6.02 and Section 6.04, the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement.
(ii)    The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall take all other action necessary or advisable to secure the Requisite Company Vote.
(iii)   In the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation or any Competing Proposal is commenced, publicly proposed or disclosed, or otherwise communicated to the Company or any other person, the Company shall nevertheless submit this Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders’ Meeting in accordance with this Section 6.02, unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders’ Meeting.
(c)     Notwithstanding Section 6.02(b), after consultation in good faith with Parent, the Company may recommend the adjournment of the Shareholders’ Meeting to its shareholders on the following grounds:
(i)     to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders’ Meeting, or
(ii)    if as of the time for which the Shareholders’ Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting; provided, however, if the Shareholders’ Meeting is adjourned, the Company shall convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence, provided that, the Company shall not recommend to its shareholders the adjournment of the Shareholders’ Meeting to a date that is less than five (5) Business Days prior to the Termination Date.
(d)     Parent may request that the Company adjourn or postpone the Shareholders’ Meeting for up to thirty (30) days (but in any event no later than five (5) Business Days prior to the Termination Date) on the following grounds:

(i)     if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or (B) voting in favor of authorization and approval of this Agreement, the Plan of Merger, and the Transactions, including the Merger, to obtain the Requisite Company Vote;
(ii)    in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting;
in which event the Company shall, in each case, cause the Shareholders’ Meeting to be postponed or adjourned in accordance with Parent’s request.
Section 6.03     Access to Information
(a)     From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreement, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources (including potential sources) and other authorized representatives of Parent and such other parties, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation.  Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.
(b)     Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to provide Parent or any of its Representatives with access to any books, records, documents or other information to the extent that, upon the advice of the Company’s outside counsel, (i) such books, records, documents or other information is subject to any confidentiality agreement with a Third Party (provided that at the request of Parent, the Company shall use its reasonable best efforts to obtain a waiver from such Third Party), (ii) the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege which could not be reasonably remedied by use of common interest agreements or other methods to maintain such privilege, or (iii) the disclosure of such books, records, documents or other information is prohibited by applicable Law.
(c)     All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreement.

(d)     No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
Section 6.04     Competing Transactions
(a)     At any time prior to the receipt of the Requisite Company Vote, the Company and its Representatives may, subject to Section 6.04(b) and under the direction of the Special Committee, take the following actions:
(i)     initiate, solicit and encourage proposals from Third Parties relating to any direct or indirect acquisition or purchase of all, but not part, of the Company, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning all, but not part, of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity infusion or similar transaction involving the Company that would, in each case, result in all shareholders of the Company (including the Rollover Shareholders) receiving cash consideration;
(ii)   contact the person who has made any proposal or offer of a Competing Transaction to clarify and understand the terms and conditions thereof;
(iii)  provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall concurrently make available to Parent any information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives; and
(iv) enter into and maintain discussions or negotiations with respect to a proposal for a Competing Transaction or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiation;
provided, that prior to taking any actions described in clause (iii) or (iv) above, the Special Committee has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal, (B) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, and (C) provided written notice to Parent at least three (3) Business Days prior to taking any such action.
(b)     Until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, the Company shall:
(i)     promptly notify Parent orally and in writing if (A) it determines to initiate actions soliciting or otherwise concerning a proposal, offer, inquiry, contact or request or (B) the Company becomes aware of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction;
(ii)     notify Parent as promptly as practicable (and in any event within twenty-four (24) hours after the Company has knowledge thereof), orally and in writing, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has any intention to provide confidential information to such person;
(iii)    keep Parent informed, on a reasonably current basis (and in any event within twelve (12) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof);
(iv)   provide Parent with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction; and
(v)    refrain from, and shall cause its Subsidiaries to refrain from, entering into any confidentiality agreement with any Third Party subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.
(c)     Except as set forth in Section 6.04(d), neither the Company Board nor any committee thereof shall:
(i)     (A)  fail to include the Company Recommendation in the Proxy Statement, (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company, a Competing Transaction, (C) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, (x) fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer), provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d−9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction shall not be prohibited), or (y) fail to publicly reaffirm the Company Recommendation, in each case of (x) and (y) within two (2) Business Days after Parent so requests in writing, (D) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, or (E) take any action or make any statement inconsistent with the Company

Recommendation (any of the foregoing, a “Change in the Company Recommendation”), or
(ii)     cause or permit the Company or any of its Subsidiaries to enter into any binding letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction other than an Acceptable Confidentiality Agreement entered into in compliance with this Section 6.04(a) and Section 6.04(b) (an “Alternative Acquisition Agreement”).
(d)     Prior to the termination of this Agreement pursuant to Article VIII, the Company may effect a Change in the Company Recommendation if:
(i)     the Company has received a bona fide written proposal or offer with respect to a Competing Transaction and the Company Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law;
(ii)     the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such proposal or offer;
(iii)    after (A) providing at least ten (10) Business Days’ (the “Superior Proposal Notice Period”) written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Third Party proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect hereto (to the extent Parent desires to make such presentation); provided that any material modifications to such Third Party proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04, provided, further, that with respect to the new written notice to Parent, the Superior Proposal Notice Period shall be deemed to be an eight (8) Business Day period rather than the ten (10) Business Day period first described above; and
(iv)   following the end of such ten (10) Business Day period or eight (8) Business Day period (as applicable), the Company Board shall have determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that taking into account any changes to this Agreement proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.
(e)     Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to a Competing Transaction, including taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided that any such disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction) that is not an express rejection of any applicable Competing Transaction or an express reaffirmation of its recommendation in favor of the transactions contemplated by this Agreement shall be deemed to be a Change in the Company Recommendation, or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.
(f)     Irrespective of whether there is a Change in Company Recommendation under Section 6.04(d), prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of its Shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement.
Section 6.05     Directors’ and Officers’ Indemnification and Insurance
(a)     The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries.  The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.  From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(b)     The Surviving Company shall maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”) on terms with respect to coverage and amount no less favorable to the Indemnified Parties than those in effect as of the Effective Time; provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance, and if the cost of such insurance policy exceeds such amount, then the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount.  In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company.  If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.
(c)     Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (y) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiary if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(d)     Upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Action which may result in the payment or advancement of any amounts under Section 6.05(c), any Group Company’s organizational and governing documents, or any existing indemnification agreements, the person seeking indemnification shall notify the Surviving Company promptly, but in all events no later than the earlier of (i) five (5) days after actual receipt, and (ii) as soon as necessary after actual receipt to prevent the Surviving Company or any of its Subsidiaries from being materially and adversely prejudiced by late notice.  The Surviving Company (or a Subsidiary nominated by it) shall have the right to participate in any such Action and, at its option, assume the defense of such Action.  The person seeking indemnification shall have the right to effectively participate in the defense and/or settlement of such Action, including receiving copies of all correspondence and participating in all meetings and teleconferences concerning the Action.  In the event the Surviving Company (or a Subsidiary nominated by it) assumes the defense of any Action pursuant to this Section 6.05(d), neither the Surviving Company nor any of its Subsidiaries shall be liable to the person seeking indemnification for any fees, disbursements or expenses of counsel subsequently incurred by such person with respect to the same Action.
(e)     In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be shall assume the obligations set forth in this Section 6.05.
(f)     The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise.  The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 6.05.  The obligations of Parent and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.
(g)     Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06     Notification of Certain Matters
Each of the Company and Parent shall promptly notify the other in writing of:
(a)     any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;
(b)     any notice or other communication from any Governmental Authority in connection with the Transactions;
(c)     any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries (including Merger Sub), as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and
(d)     if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such party set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied;
together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.
Section 6.07     Further Action; Reasonable Best Efforts
(a)     Upon the terms and subject to the conditions of this Agreement, each of the parties hereto and their respective Representatives shall:
(i)     make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including (A) obtaining consent (such consent not to be unreasonably withheld, conditioned or delayed) from the other parties promptly before making any substantive communication (whether verbal or written) with any Governmental Authority in connection with such filings or submissions, (B) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (C) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and

(ii)    cooperate with the other parties hereto and use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including employing such resources as are necessary to obtain the Requisite Regulatory Approvals and taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that no party hereto shall be required to take any such action if such action would have or may be reasonably likely to have a Material Adverse Effect.
(b)     Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Authority in connection with the Transactions.
Section 6.08     Participation in Litigation
Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the knowledge of the Company on the one hand and the knowledge of Parent on the other hand, threatened against such party or its directors which relate to this Agreement and the Transactions.  The Company shall give Parent and Merger Sub the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors or officers relating to this Agreement or the Transactions, and no such Action shall be settled without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 6.09     Resignations
To the extent requested by Parent in writing at least 30 days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent, which shall include a waiver of any claims against any Group Company in relation to the termination of the employment or losses arising from the employment. For the avoidance of doubt, the foregoing requirement shall not require the Company to settle with, or otherwise receive a waiver from, the resigning director on all pre-existing rights or entitlements to receive the benefits under contracts with the Company prior to Closing, and the Company’s failure to do so shall not constitute a ground for the Parent and Merger Sub to refuse to consummate the Merger in accordance with Article VII.

Section 6.10     Public Announcements
Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent.  Thereafter, at any time prior to termination of this Agreement pursuant to Article VIII, Parent and the Company shall consult with each other in good faith before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or the rules and policies of NASDAQ, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Change in Company Recommendation in compliance with this Agreement.
Section 6.11     Stock Exchange Delisting
Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting of the Shares and ADSs from NASDAQ and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.
Section 6.12     Takeover Statutes
If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.
Section 6.13     Available Cash
The Company shall take, or cause to be taken, and cause each Group Company to take, all actions and to do, or cause to be done (in each case, subject to applicable Laws), all things necessary to ensure that no later than the Funding Deadline, the aggregate amount in the Exchange Fund shall at least equal the Required Available Cash Amount so that the Surviving Company (at the direction of Parent) may fund the payment of the Merger Consideration out of the Exchange Fund at the Effective Time or, in the case of payments pursuant to Section 2.03(b), when ascertained.

Section 6.14     Alternative Financing
(a)     If the Company, upon the advice of outside counsel, reasonably and in good faith determines that all or any portion of the Available Cash cannot be deposited into the Exchange Fund by the Funding Deadline or all or any portion of the Available Cash deposited into the Exchange Fund cannot be released to fund the payment of the Merger Consideration in accordance with Section 2.04 and Section 2.03(b) (“Held Funds”), the Company shall immediately send a written notice to Parent (the “Alternative Financing Notice”) notifying Parent of such fact and the reasons therefor.
(b)     Upon the receipt of the Alternative Funding Notice, Parent shall then use its commercially reasonable efforts in arranging for alternative financing sources for the payment of the Merger Consideration (an “Alternative Financing”) as promptly as reasonably practicable. The parties shall discuss in good faith whether to delay the consummation of the Transactions, including the Merger, in such event.
(c)     In the event any Held Funds become available after the Merger Consideration is paid to holders of Shares and/or ADS holders from the Alternative Financing, such amounts shall be for the account of Parent, and holders of Shares and ADSs shall have no claim to any portion thereof.
Section 6.15     SAFE Registration
The Company shall as soon as practicable after the date hereof, (a) use its reasonable best efforts to assist in the preparation of applications to SAFE by shareholders of the Company who are PRC residents for the registration of their respective holdings of Shares (whether directly or indirectly) in accordance with the requirements of applicable SAFE rules, including by promptly providing such shareholders with such information relating to the Group Companies as is required for such application, and (b) cause its Subsidiaries (to the extent applicable) to comply with the requirements of such SAFE rules.
Section 6.16     Amendment to Parent Group Contracts
Without the Company’s prior written consent (which consent shall not unreasonably withheld, conditioned or delayed), (a) Parent and Merger Sub shall not, and shall cause the members of the Parent Group not to, enter into any Contract or amend, modify, withdraw or terminate any Parent Group Contract or waive any rights thereunder in a manner that would individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions, and (b) Parent and Merger Sub shall not, and shall cause the members of the Parent Group not to, enter into or modify any Contract pursuant to which any director, officer or shareholder of the Company, or any of their respective Affiliates receives any consideration or other economic value from any person in connection with the Merger and the other Transactions that is not provided or expressly contemplated in the Parent Group Contracts.
ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01     Conditions to the Obligations of Each Party
The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions at or prior to the Closing Date:
(a)     Shareholder Approval.  This Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the CICL and the Company’s memorandum and articles of association.
(b)     No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”), whether temporary, preliminary or permanent, which is then in effect or is pending, proposed or threatened, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.
(c)    Regulatory Approvals.  Except for the approval of registration of the Plan of Merger to be issued by the Registrar of Companies of the Cayman Islands, all Required Governmental Authorizations, if any, shall have been obtained and be in full force and effect.
(d)     Consent of the Secured Creditors. Consent from all secured creditors of the Company, if any, for the consummation of the Merger shall have been obtained in accordance with Section 233(8) of the CICL and be in full force and effect.
Section 7.02     Conditions to the Obligations of Parent and Merger Sub
The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:
(a)     Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 3.03(a), Section 3.03(b) and Section 3.04, the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct do not, and would not be reasonably expected to, constitute a Material Adverse Effect, and (ii) the representations and warranties set forth in Section 3.03(a), Section 3.03(b) and Section 3.04 shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).

(b)     Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)     No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.
(d)     Dissenting Shareholders.  The holders of no more than 5% of the Shares shall have validly served a notice of dissent under Section 238(2) of the CICL.
(e)     Available Cash.  The aggregate amount of Available Cash deposited in the Exchange Fund shall at least equal the Required Available Cash Amount, and the Company shall have delivered to Parent written evidence thereof in form and substance reasonably satisfactory to Parent and certified to be true and correct as of the Closing Date by the chief financial officer of the Company.
(f)     Officer Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b), Section 7.02(c).
Section 7.03     Conditions to the Obligations of the Company
The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:
(a)     Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions.
(b)     Agreements and Covenants.  Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)     Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03 and Section 7.02(b).

Section 7.04     Frustration of Closing Conditions
Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.
ARTICLE VIII

TERMINATION
Section 8.01     Termination by Mutual Consent
This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent, Merger Sub and the Company (acting through the Special Committee) with the approval of their respective boards of directors.
Section 8.02     Termination by Either the Company or Parent
This Agreement may be terminated by either the Company (acting upon the unanimous recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:
(a)     the Effective Time shall not have occurred on or before 11:59 p.m. (Hong Kong time) on March 31, 2017 (the “Termination Date”); or
(b)     any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order which, or taken any other final and non-appealable action that, has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or
(c)     the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;
provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a material cause of, or resulted in, the failure of the applicable condition(s) being satisfied.
Section 8.03     Termination by the Company
This Agreement may be terminated by the Company (acting upon the unanimous recommendation of the Special Committee) at any time prior to the Effective Time, if:
(a)     a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.03 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within thirty (30) days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representations, warranties, agreements or covenants of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.02; or
(b)     (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth Section 7.03 have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.03) and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the date on which the Closing should have occurred pursuant to Section 1.02.
(c)     Prior to the receipt of the Requisite Company Vote, (i) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.04(d), and (ii) the Company concurrently with, or immediately after, the termination of this Agreement enters into the Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has complied in all respects with the requirements of Section 6.04 with respect to such Superior Proposal and/or Alternative Acquisition Agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub).
Section 8.04     Termination by Parent
This Agreement may be terminated by Parent at any time prior to the Effective Time, if:
(a)     a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach would give rise to the failure of a condition set forth in Section 7.02 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in breach of any representations, warranties or covenants of Parent or Merger Sub hereunder that would give rise to the failure of a condition set forth in Section 7.03; or
(b)    (i) the Company Board or any committee thereof shall have effected a Change in the Company Recommendation or (ii) the Company shall have entered into, or publicly announced its intention to enter into, an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement); or

(c)    (i) Parent shall have received an Alternative Financing Notice from the Company, and Parent shall have failed to obtain the necessary Alternative Financing within seven (7) days from receipt of such notice despite using its commercially reasonable efforts, (ii) Parent shall have received an Alternative Financing Notice that is untimely pursuant to Section 6.14(a), or (iii) Parent, upon the advice of outside counsel, reasonably and in good faith determines that all or any portion of the Held Funds cannot be released within seven (7) days after the proposed Closing Date to fund the payment of the Merger Consideration.  For clarity, Parent may exercise this termination right at any time prior to the Closing notwithstanding the fact that all conditions to Closing may have been satisfied or waived.
Section 8.05     Effect of Termination
In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party); provided that the terms of Section 6.03(c), Section 6.10, Article VIII and Article IX shall survive any termination of this Agreement.
Section 8.06     Expenses
All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses, whether or not the Merger or any other Transaction is consummated.
ARTICLE IX

GENERAL PROVISIONS
Section 9.01     Non-Survival of Representations, Warranties and Agreements
The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination of this Agreement, including the prompt payment of the Merger Consideration by the Parent and the agreements set forth in Article I, Article II, Section 6.04, Section 6.14 and this Article IX.
Section 9.02     Notices
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:
####
####
####
####
Attention:  Niccolo Chen
 Facsimile:  ####
with copies (which shall not constitute notice) to:
K&L Gates, Solicitors
44/F Edinburgh Tower, The Landmark
15 Queen’s Road Central
 Special Administrative Region of Hong Kong
Attention:   Virginia Tam
Facsimile: +852 2511.9512
and to
K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
United States of America
Attention:  Christopher H. Cunningham
Facsimile:  +1 206.370.6040
if to the Company:
Actions Semiconductor Co., Ltd.
 No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone
Zhuhai, Guangdong, 519085
The People’s Republic of China
Attention:  Nigel Liu
 Facsimile:  +86 756.339.2256
with a copy (which shall not constitute notice) to:
Jones Day
31/F Edinburgh Tower, The Landmark
15 Queen’s Road Central
Special Administrative Region of Hong Kong
Attention:  Julian Lin
 Facsimile:  +852 2868.5871

Section 9.03     Certain Definitions
(a)     For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.
“Actions Zhuhai” means Actions (Zhuhai) Technology Co., Ltd., an indirect wholly owned subsidiary of the Company.
“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“Anticorruption Law” means Laws relating to antibribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended from time to time.
“Available Cash” means cash of the Company and its Subsidiaries on a consolidated basis in U.S. dollars in one or more U.S. dollar denominated bank accounts of the Company or its Subsidiaries opened at banks outside of the PRC, net of issued but uncleared checks and drafts, in each case immediately available and free of any Lien.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York, the Special Administrative Region of Hong Kong, Georgetown, Cayman Islands or Beijing, PRC.
 “Company IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation owned by or licensed, pursuant to valid and enforceable license agreements, to the Company and its Subsidiaries.
“Competing Transaction” means any of the following (other than the Transactions):  (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable;

(ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of equity securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company; (v) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger; or (vi) any combination of the foregoing.
“Confidentiality Agreement” means the confidentiality agreement, dated June 30, 2016, by and between the Company and Parent, as amended and restated from time to time.
“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.
“Environmental Laws” means any applicable PRC national, provincial or local Law, U.S. federal, state or local Law or applicable Laws of any other jurisdiction, relating to (a) pollution, (b) the protection of human health and safety (including workplace health and safety) or the environment, including, without limitation, the storage, use, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, and (c) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.
“EPIP” means the Company’s Third Amended and Restated 2007 Equity Performance and Incentive Plan pursuant to which Unvested RSUs, Restricted ADSs and Options are granted.
“Equity Incentive Plans” means the EPIP and the ESOIP.
“Equity Securities” shall mean any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.
“ESOIP” means Actions Zhuhai’s 2015 Employee Stock Ownership Incentive Plan pursuant to which Subsidiary RSUs and Subsidiary Options are granted.

“Excluded Shares” means, collectively, (i) Shares held by (or represented by ADSs which are held by) the Company or any of its Subsidiaries; and (ii) Shares (including Shares represented by ADSs) reserved (but not yet issued and allocated) by the Company for settlement upon exercise or vesting of any awards under the Equity Incentive Plans.
“Government Official” means any officer, employee or other individual acting in an official capacity for a Governmental Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise).
“Group Company” means any of the Company and its Subsidiaries.
“Hazardous Substance” means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, including without limitation (a) those listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil, (b) those that can cause harm to living organisms, human welfare, or the environment, (c) those whose presence, handling, or management requires registration, authorization, investigation or remediation under Environmental Laws and (d) any petroleum product or byproduct, asbestos containing material, polychlorinated biphenyl, radioactive material, lead, pesticides, natural gas and nuclear fuel.
“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.
“Incentive Awards” means the Equity Securities that may be granted under the Equity Incentive Plans from time to time; as of the date of this Agreement, Incentive Awards include Unvested RSUs, Restricted ADSs and Options of the Company and Subsidiary RSUs and Subsidiary Options of Actions Zhuhai.

“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
“Intellectual Property” means all rights, anywhere in the world, in or to:  (a) patents, patent applications (and any patents that issue from those patent application), certificates of invention, substitutions relating to any of the patents and patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs and other designs, and any other governmental grant for the protection of inventions or designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; (e) rights of privacy and publicity; (f) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (a)-(e); and (g) any and all other intellectual property or proprietary rights.
“knowledge” means, with respect to the Company or any other Group Companies, the knowledge, after due inquiry and investigation, of any of the following individuals:  Mr. David Lee, Dr. Zhenyu Zhou, Mr. Shawn Li and Mr. Nigel Liu.
“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.
“Leasehold Improvements” shall mean all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by any Group Company, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other Third Party upon the expiration or termination of the Lease for such Leased Real Property.
“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.
“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects (including any change in applicable Law or the interpretation or enforcement thereof or other regulatory change that affects the Company or any of its Subsidiaries), is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole or (b) prevent or materially impair or delay the consummation of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under this Agreement; provided, however, that clause (a) shall not include any fact, event, circumstance, change, condition, occurrence or effect occurring after the date hereof following or resulting from (i) geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or other force majeure events, (ii) changes in Laws, GAAP or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (iii) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, (iv) changes in the financial, credit or other securities or capital markets, including changes in interest rates or foreign exchange rates, or in general economic, business, regulatory, legislative or political conditions, (v) any failure, in and of itself, of the Company and its Subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (vi) the announcement, pendency or consummation of the Transactions, including any loss in respect of or change in relationship with any customer, supplier, employee, vendor, or other business partner of the Company due to the identity of Parent, Merger Sub or its Affiliates or the execution, delivery or performance of this Agreement, the consummation of the Transactions or the announcement of any of the foregoing, (vii) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or Merger Sub or expressly required by this Agreement, (viii) changes in the market price of trading volume of the ADSs, or (ix) any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities Laws or otherwise in connection with this Agreement or the Transactions; except, in the case of clause (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).
“Option” means each option to purchase one or more Shares granted by the Company under the EPIP on or prior to Effective Date in accordance with the terms thereof.
“Owned Real Property” shall mean all real property and interests in real property, land use rights together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.
“Parent Group” means all: (a) Parent and Merger Sub, (b) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of Parent or Merger Sub, (c) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub, or (d) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing; provided, however, that the Parent Group shall not include the Company, its subsidiaries, or any of their joint ventures.
“Permitted Liens” shall mean, with respect to each Owned Real Property and Leasehold Improvements (as the case may be):  (a) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (c) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon and (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Restricted ADS” means each restricted ADS granted by the Company under the EPIP on or prior to the Effective Date that has not become vested on or prior to the Effective Date in accordance with the terms thereof.
“RSU” means an Unvested RSU or Vested RSU.
“Required Available Cash Amount” means Available Cash in an aggregate amount of not less than US$33,405,139.
“Required Governmental Authorizations” means all governmental franchises, licenses, permits, authorizations, approvals, certificates and agreements with Governmental Authorities, necessary to effect the Merger, if any.

“Rollover Shareholders” means each and all of the Shareholders of the Company identified in Annex A-1, who are parties to the Consortium Agreement.
“Rollover Shares” means the Shares (including Shares underlying ADSs) that are held by the Rollover Shareholders, which will, in accordance with the terms of the Plan of Merger, continue to exist after the Merger and shall become validly issued, fully paid and non-assessable ordinary shares in the Surviving Company.
“SAFE” means the State Administration of Foreign Exchange.
“SAFE Circular 37” means the Notice on Issues Relating to the Administration of Foreign Exchange in Overseas Investment and Financing and Reverse Investment Activities of Domestic Residents Conducted via Special Purpose Vehicles issued by SAFE on and which became effective as of July 14, 2014.
“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005 and which became effective as of November 1, 2005.
“SAFE Circular 78” means the Operation Rules on the Foreign Exchange Administration on the Participation by Domestic Individuals in the Employee Stock Ownership Plans, Stock Option Plans of Offshore Listed Companies issued by SAFE on March 28, 2007 and which became effective as of March 28, 2007.
“SAT” means the State Administration of Taxation.
“Shareholders’ Meeting” means the meeting of the Company’s shareholders (including any adjournments or postponements thereof) to be held to consider the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.
“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and firmware, operating systems and specifications, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals, training materials, descriptions, flow charts and other work products relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Special Committee” means a committee of the Company Board consisting of members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the management of the Company.
“Subsidiary” means, with respect to any party, any person (a) of which such party or any other Subsidiary of such party is a general or managing partner, (b) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (c) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP.
“Subsidiary Option” means each option granted by Actions Zhuhai pursuant to the ESOIP on or prior to the Effective Date giving its holder the right to acquire one or move Subsidiary Phantom Shares in accordance with the terms thereof.
“Subsidiary Phantom Share” means each virtualized share issued by Actions Zhuhai representing the economic right in one share of Actions Zhuhai.
“Subsidiary RSU” means restricted stock unit granted by Actions Zhuhai pursuant to the ESOIP on or prior to the Effective Date that has not been vested on or prior to the Effective Date in accordance with the terms thereof; each unit gives its holder the right to receive one Subsidiary Phantom Share upon vesting.
“Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of 100% of the assets (on a consolidated basis), or 100% of the total voting power of the equity securities, of the Company that (a) provides for the payment of cash consideration per Share to holders thereof that is in excess of the Per Share Merger Consideration and cash consideration per ADS to holders thereof that is in excess of the Per ADS Merger Consideration, and (b) the Company Board has determined in its good faith judgment, upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), is reasonably likely to be consummated in accordance with its terms without undue delay, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) solely from a financial point of view than the Transactions provided that no offer or proposal shall be deemed to be a “Superior Proposal” if (i) the offer or proposal is subject to the conduct of any due diligence review or investigation of the Company or any of its Subsidiaries (other than the due diligence review or investigation based on public disclosure of the Company) by the party making the offer or proposal, (ii) any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event hereunder, or (iii) the consummation of the transactions contemplated by such offer or proposal is conditioned upon obtaining any consent or approval of a Governmental Authority or other third party that is not required pursuant to this Agreement as a condition to the closing of the Merger.
“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.
“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.
“Trademarks” means trademarks, service marks, logos, slogans, brand names, domain names, uniform resource locators, social media identifiers, trade dress, trade names, corporate names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.
“Unvested RSU” means each restricted Share unit granted by the Company under the EPIP on or prior to the Closing Date that has not become vested on or prior to the Closing Date in accordance with the terms thereof; each such unit gives its holder the right to receive a number of Shares set forth therein upon vesting.
“Vested RSU” means each restricted Share unit granted by the Company under the EPIP on or prior to the Closing Date that has become vested on or prior to the Closing Date in accordance with the terms thereof; the holder of each such unit is deemed to be the holder of the Shares set forth therein.
(b)     The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
Action	Section 3.10
ADSs	Section 2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Alternative Financing	Section 6.14(b)
Alternative Financing Notice	Section 6.14(a)
Arbitrator	Section 9.09(b)
Bankruptcy and Equity Exception	Section 3.04(a)
Binding Order	Section 3.10
Change in the Company Recommendation	Section 6.04(c)
CICL	Section 1.01
Closing	Section 1.02

Defined Term	Location of Definition
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Owned Software	Section 3.14(f)
Company Real Property	Section 3.13(c)
Company Recommendation	Section 3.04(b)
Company SEC Reports	Section 3.07(a)
Consortium Agreement	Section 4.10
Damages	Section 6.05(c)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Environmental Permits	Section 3.18
Equity Awards	Section 3.03(b)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(b)
Financial Advisor	Section 3.04(c)
Funding Deadline	Section 2.04
Funding Shortfall	Section 2.04(b)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Held Funds	Section 6.14(a)
HKIAC	Section 9.09(b)
Improvements	Section 3.13(d)
Incentive Awards Data	Section 3.03(b)
Indemnified Parties	Section 6.05(b)
Law	Section 3.05(a)
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.17(a)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
Notice of Superior Proposal	Section 6.04(d)
NASDAQ	Section 3.03(a)
Order	Section 7.01(b)
Parent	Preamble
Parent Group Contracts	Section 4.10
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plans	Section 3.11(a)
Plan of Merger	Section 1.03
PRC	Section 3.06(a)
Proxy Statement	Section 6.01(a)

Defined Term	Location of Definition
Record ADS Holders	Section 6.02(a)
Record Date	Section 6.02(a)
Representatives	Section 6.03(a)
Requisite Company Vote	Section 3.04(a)
Requisite Regulatory Approval	Section 4.04(b)
Rollover Shareholder Adverse Impact	Section 4.04
SAFE Rules and Regulations	Section 3.06(e)
Schedule 13E-3	Section 6.01(a)
SEC	Section 3.05(b)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(c)
Shares	Section 2.01(a)
Special Committee	Recitals
Superior Proposal Notice Period	Section 6.04(d)
Support Agreement	Recitals
Surviving Company	Section 1.01
Takeover Statute	Section 3.21
Termination Date	Section 8.02(a)
Trade Secrets	Section 3.14(g)
Transactions	Recitals
Uncertificated Shares	Section 2.04(c)

Section 9.04     Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 9.05     Interpretation
When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States dollars.  All US$ amounts used in Article III and Article V include the equivalent amount denominated in other currencies. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”
Section 9.06     Entire Agreement; Assignment
This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.  Any purported assignment in violation of this Section 9.06 is void.
Section 9.07     Parties in Interest
This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Options, Restricted ADSs, Unvested RSUs or Subsidiary RSUs, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.08     Specific Performance
(a)     Subject to Section 9.08(b), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages.  Accordingly, subject to

Section 9.08(b), the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.
(b)     Notwithstanding the foregoing, the Company’s right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and/or Merger Sub to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, shall be subject to the satisfaction of each of the following conditions:  (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, and (iii) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 7.03 and (B) if specific performance is granted, then the Closing will occur.
(c)     Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief.
Section 9.09     Governing Law; Dispute Resolution
(a)     This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Company, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.
(b)     Subject to Section 9.08 and Section 9.09, any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be.

(c)     The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type, special or consequential damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award.
Section 9.10     Amendment.
This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee); provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
Section 9.11     Waiver
At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Company Board (upon recommendation of the Special Committee, (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 9.12     Counterparts
This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.
ACTIONS SEMICONDUCTOR CO., LTD.

By:	/s/ David Lee
Name:	LEE, Hsiang-Wei
Title:	Chairman of the Board

SUPERNOVA INVESTMENT LTD.

By:	/s/ CHEN, Hsuan-Wen
Name:	CHEN, Hsuan-Wen (aka Niccolo CHEN)
Title:	Sole Director

STARMAN LIMITED

By:	/s/ CHEN, Hsuan-Wen
Name:	CHEN, Hsuan-Wen (aka Niccolo CHEN)
Title:	Sole Director

Signature Page to the Merger Agreement

SCHEDULE A
List of Group Companies
Name	Jurisdiction	Attributable Percentage Owned[1]	Group Shareholding Chain	Other Shareholders
Actions Semiconductor Co., Ltd. (“the Company”)	Cayman Islands	100%	N/A	N/A
Actions Semiconductor Co., Ltd.[2]	Republic of Mauritius	100%	Held directly by the Company	N/A
Actions Semiconductor Co., Ltd.[3]	Zhuhai, China	100%	Indirect interest held through Actions Semiconductor Co., Ltd. [Mauritius Subsidiary]	N/A
Actions (Zhuhai) Semiconductor Co., Ltd.	Zhuhai, China	100%	Indirect interest held through Actions Semiconductor Co., Ltd. [Zhuhai Subsidiary]	N/A
Shanghai Actions Semiconductor Co., Ltd.	Shanghai, China	100%	Indirect interest held through Actions (Zhuhai) Semiconductor Co., Ltd.	N/A
Actions Technology (HK) Co., Ltd.	Hong Kong SAR	100%	Indirect interest held through Actions (Zhuhai) Semiconductor Co., Ltd.	N/A
Artek Microelectronics Co., Ltd. (HK)	Hong Kong SAR	100%	Indirect interest held through Actions (Zhuhai) Semiconductor Co., Ltd.	N/A

1 Refers to the Company’s ultimate beneficial interest.
2 This Group Company is a wholly owned subsidiary of the Company, but it shares the same name.
3 This Group Company is a wholly owned subsidiary of the Company, but it shares the same name.
S-1

Name	Jurisdiction	Attributable Percentage Owned[1]	Group Shareholding Chain	Other Shareholders
Artek Microelectronics Co., Ltd.	Shenzhen, China	100%	Indirect interest held through Artek Microelectronics Co., Ltd. (HK)	N/A
Actions (Zhuhai) Microelectronics Co., Limited	Zhuhai, China	100%	Indirect interest held through Actions (Zhuhai) Semiconductor Co., Ltd.	N/A
Actions Microelectronics Co., Ltd.	Hong Kong SAR	100%	Held directly by the Company	N/A
Actions Development (HK) Co., Ltd.	Hong Kong SAR	100%	Held directly by the Company	N/A
Actions Capital Investment Inc.	British Virgin Islands	100%	Held directly by the Company	N/A
Mavrix Technology Inc.	Cayman Islands	93.4%	Held directly as to 73.73% by the Company; Also indirect interest of 19.67% held through Actions Capital Investment Inc.	Remaining 6.6% interest held directly by certain individuals who are former employees of Mavrix Technology Inc.
Mavrix Technology (HK) Co., Ltd.	Hong Kong SAR	93.4%	Indirect interest held through Mavrix Technology Inc.	Indirect interests held by certain individuals who are former employees of Mavrix Technology Inc.
Shanghai Mavrix Technology Co., Ltd.	Shanghai, China	93.4%	Indirect interest held through Mavrix Technology (HK)., Ltd.	Indirect interests held by certain individuals who are former employees of Mavrix Technology Inc.

S-2

ANNEX A-1
SHARES HELD OF RECORD BY THE ROLLOVER SHAREHOLDERS
 AS OF THE DATE OF THE AGREEMENT
Rollover Shareholders	Shares	ADSs[4]	Total [5]
Supernova Investment Ltd.	13,072,634	0	13,072,634
Surrey Glory Investments Inc.	0	2,379,444	14,276,664
Tongtong Investment Holding Co., Ltd.	13,061,000	0	13,061,000
Perfectech Int’l Ltd.	13,069,237	0	13,069,237
Allpremier Investment Limited	12,986,442	0	12,986,442
Octovest International Holding Co., Ltd.	13,100,000	0	13,100,000
Ventus Corporation	12,450,000	0	12,450,000
Middlesex Holdings Corporation Inc	1,186,553	1,885,241	12,497,999
Rich Dragon Consultants Limited	12,540,000	0	12,540,000
Nutronics Technology Corporation	12,550,656	0	12,550,656
Uniglobe Securities Limited	13,128,371	0	13,128,371
New Essential Holdings Limited	3,600,000	0	3,600,000
Embona Holdings (Malaysia) Limited	4,800,000	0	4,800,000
Suffolk Dragon Ventures Ltd	12,732,622	0	12,732,622
Top Best Development Limited	11,532,623	0	11,532,623

4 One ADS evidences six (6) Shares.
5 In the form of Shares (including Shares underlying ADSs).
A-1-1

ANNEX A-2
ORDINARY SHARES OF THE SURVIVING COMPANY TO BE HELD BY THE ROLLOVER
SHAREHOLDERS IMMEDIATELY AFTER THE EFFECTIVE TIME

Rollover Shareholders	Total Ordinary Shares to be Held[6]
Supernova Investment Ltd.	13,072,634
Surrey Glory Investments Inc.	14,276,664
Tongtong Investment Holding Co., Ltd.	13,061,000
Perfectech Int’l Ltd.	13,069,237
Allpremier Investment Limited	12,986,442
Octovest International Holding Co., Ltd.	13,100,000
Ventus Corporation	12,450,000
Middlesex Holdings Corporation Inc	12,497,999
Rich Dragon Consultants Limited	12,540,000
Nutronics Technology Corporation	12,550,656
Uniglobe Securities Limited	13,128,371
New Essential Holdings Limited	3,600,000
Embona Holdings (Malaysia) Limited	4,800,000
Suffolk Dragon Ventures Ltd	12,732,622
Top Best Development Limited	11,532,623

6 Based on the assumption that each Rollover Shareholder will maintain beneficial ownership over the same number of Shares (including Shares underlying ADSs) held as of the date of this Agreement and will withdraw the Shares underlying all of the ADSs held after the date of this Agreement.
A-2-1

ANNEX B
FORM OF VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) dated [●], 2016 is entered into by and among Supernova Investment Ltd., a private company limited by shares incorporated under the laws of the Republic of Mauritius (“Parent”), Starman Limited, an exempted company with limited liability incorporated under the Laws  of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the other Rollover Shareholders named in the merger agreement and plan of merger dated September 12, 2016 (the “Merger Agreement”) among Parent, Merger Sub and Actions Semiconductor Co., Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”).
Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
WHEREAS, the Rollover Shareholders are parties to a consortium agreement dated May 18, 2016, as supplemented by a deed of adherence dated July 8, 2016 and a deed of adherence dated August 15, 2016 (as amended and supplemented from time to time, the “Consortium Agreement”), pursuant to which the Rollover Shareholders have agreed that Parent will be negotiating with the special committee of the board of directors of the Company on behalf of the Rollover Shareholders on the acquisition of the Company through a merger.
WHEREAS, as representative of the Rollover Shareholders, Parent has entered into the Merger Agreement, which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger and being owned by the Rollover Shareholders (including Parent) upon the terms and subject to the conditions set forth in the Merger Agreement.
WHEREAS, each Rollover Shareholder beneficially owns the number of Shares set forth opposite the name of such Rollover Shareholder in Annex A-1 (such Shares, together with any other Shares (whether held beneficially or of record) by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the respective Rollover Shareholder’s obligations under this Agreement, being collectively referred to herein as such Rollover Shareholder’s “Rollover Shares”).
WHEREAS, in connection with the Merger, each of the Rollover Shareholders agrees and acknowledges that each Rollover Share will, at the Effective Time, continue to exist and automatically become one fully paid and non-assessable ordinary share, par value of $0.000001 each, of the Surviving Company, so that the issued share capital of the Surviving Company will consist solely of shares held by the Rollover Shareholders in the number set forth opposite their names in Annex A-2.
WHEREAS, as a condition and inducement to the willingness of the Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the other Rollover Shareholders (each, a “Supporting Shareholder”) to enter into this

Agreement, and the Supporting Shareholders have confirmed with Parent that they will enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE X

VOTING OF ROLLOVER SHARES
Section 10.01     Voting Undertaking
At the Shareholders’ Meeting and any other meeting of the shareholders of the Company called to seek the Requisite Company Vote or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect of the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, each Rollover Shareholder shall appear at the meeting, in person or by proxy, or otherwise cause his or her Rollover Shares to be counted as present thereat for purposes of establishing a quorum, and he or she shall vote or consent (or cause to be voted or consented), in person or by proxy, all of his or her Rollover Shares:
(a)     in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and
(b)    against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Rollover Shareholder contained in this Agreement.
Section 10.02     No Revocation
Each Rollover Shareholder further affirms that the undertaking in Section 1.01 may under no circumstances be revoked.
ARTICLE XI

OWNERSHIP OF ROLLOVER SHARES
Section 11.01     The Merger
Each Rollover Shareholder shall accept, in accordance with the terms of the Merger Agreement and by virtue of the Merger, that its Rollover Shares will, at the Effective Time, continue to exist and will automatically become one fully paid and non-assessable ordinary share, par value of $0.00001 each, of the Surviving Company.
Section 11.02     Other Actions
Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 1.01), each Rollover Shareholder shall not:

(a)     tender any Shares or other equity securities of the Company into any tender or exchange offer;
(b)     transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, any Shares or right or interest therein (any of the foregoing being referred to as a “Transfer”);
(c)     enter into any contract, option or other agreement, arrangement or understanding or grant any consent with respect to any Transfer of Shares;
(d)     grant any proxy or power-of-attorney with respect to any of the Rollover Shares;
(e)     deposit any of the Rollover Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Rollover Shares; or
(f)     take any other action that would be inconsistent with, or would restrict, limit or interfere in any material respect with, the performance of any Rollover Shareholder’s obligations hereunder or the transactions contemplated hereby or under the Merger Agreement, including the Merger.
Each Rollover Shareholder agrees that any purported Transfer in violation of this Section 2.02 will be treated for all purposes as null and void.
Section 11.03     Notice of Ownership Changes
Each Rollover Shareholder shall promptly (and in any event within 24 hours) notify Parent of any new Shares with respect to which beneficial ownership is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof.  Any such Shares shall automatically become subject to the terms of this Agreement, and the Agreement shall hereto be deemed amended accordingly.
Section 11.04     No Exercise of Dissenting Rights
Each Rollover Shareholder waives and agrees not to exercise any right of appraisal, right to dissent or other similar right with respect to the Merger.
Section 11.05     Contracts in respect of the Shares
Each Supporting Shareholder shall not, directly or indirectly through its Affiliates, enter into any Contracts, arrangements or understandings with respect to the Rollover Shares or any other security of the Company with any other party.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES
Each Rollover Shareholder, severally and not jointly, hereby represents and warrants to the other parties that the following is true and correct as of the date hereof and will remain true and correct in all material respects throughout the term of this Agreement, as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date, and except for inaccuracies resulting from events beyond the control of such Rollover Shareholder (and in any case such Rollover Shareholder shall promptly inform the other parties of such inaccuracies):
Section 12.01     Ownership of Rollover Shares
(a)     Annex A-1 correctly sets forth the number of Shares that is beneficially owned (as such term is used in Rule 13e-3 promulgated under the Exchange Act) by such Rollover Shareholder;
(b)     Such Rollover Shareholder owns such Rollover Shares free and clear of all Encumbrances;
(c)     Except as set forth in Annex A-1, such Rollover Shareholder does not beneficially own (as such term is used in Rule 13e-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other securities of, or any other economic interest (through derivative securities or otherwise) in the Company; and
(d)     Such Rollover Shareholder has the sole right to vote or direct the voting of such Rollover Shares and the sole power to demand dissenter rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Rollover Shares, with no limitations, qualifications or restrictions on such rights.
Section 12.02     Authority Relating to this Agreement
Such Rollover Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by the Merger Agreement (the “Merger Transactions”). The execution and delivery of this Agreement by such Rollover Shareholder has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Rollover Shareholder are necessary to authorize this Agreement or to consummate the Merger Transactions. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder, and assuming due authorization, execution and delivery by such Rollover Shareholder, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 12.03     No Conflict
The execution and delivery of this Agreement by such Rollover Shareholder, the performance by such Rollover Shareholder of its obligations hereunder and, to such Rollover Shareholder’s knowledge and to the extent related to the Rollover Shares held by such Rollover Shareholder, the consummation of the Merger Transactions will not:
(a)     conflict with or violate the memorandum and articles of association of such Rollover Shareholder,
(b)     conflict with or violate any Law applicable to such Rollover Shareholder or by which any property or asset of such Rollover Shareholder is bound or affected, or
(c)     result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Rollover Shareholder pursuant to, any Contract or obligation to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected;
except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Merger Transactions by such Rollover Shareholder or be materially adverse to the ability of such Rollover Shareholder to perform its material obligations under this Agreement (an “Adverse Impact”).
Section 12.04     Reliance by Parent and Merger Sub
Such Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.
Section 12.05     Required Filings and Consents
The execution and delivery of this Agreement by such Rollover Shareholder does not, and the performance of this Agreement by such Rollover Shareholder and, to such Rollover Shareholder’s knowledge and to the extent related to the Rollover Shares held by such Rollover Shareholder, the consummation of the Merger Transactions will not, require any consent, approval, authorization or permit of, or filing or notification to, any Governmental Authority (“Requisite Regulatory Approval”), except for any Requisite Regulatory Approval that would not, individually or in the aggregate, have an Adverse Impact.
Section 12.06     Brokers
No broker, finder, investment banker or similar intermediary is entitled to any brokerage, finders, investment banking or financial advisory fees or commissions or other similar payments, in connection with the Merger Transactions based upon arrangements made by or on behalf of such Rollover Shareholder.

Section 12.07     Absence of Litigation
There is no Action pending, or to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder that has or would reasonably be expected to be an Adverse Impact, and such Rollover Shareholder is subject to any Binding Order that has or would reasonably be expected to have an Adverse Impact.
Section 12.08     Solvency
Such Rollover Shareholder has not taken any steps to effect or commence any liquidation, dissolution, restructuring, reorganization or otherwise seek protection pursuant to any bankruptcy or insolvency Law. Such Rollover Shareholder is not and will not, as of the date hereof and after giving effect to the Merger Transactions, be Insolvent.
Section 12.09     Contracts with Other Rollover Shareholders
Except for the Consortium Agreement, the joint filing agreement relating to the filing of the Schedule 13D and subsequent amendments, this Agreement and, in the case of Parent, the Merger Agreement, such Rollover Shareholder is not a party, directly or indirectly through its Affiliates, to any Contracts, arrangements or understandings with respect to any security of the Company with any other party.
ARTICLE XIII

ACKNOWLEDGEMENTS; OTHER UNDERTAKINGS
Each Supporting Shareholder, severally and not jointly, hereby agrees with Parent and Merger Sub, and undertakes to the other parties the following:
Section 13.01     Consortium Agreement
Each Supporting Shareholder acknowledges that the structure of the Merger contemplated under the Consortium Agreement has been modified so that no holding company will be formed by the Consortium, but that the Consortium Agreement will continue to be in effect and such Supporting Shareholder shall continue to comply with its obligations under the Consortium Agreement.
Section 13.02     Cooperation with Parent and Merger Sub
Each Supporting Shareholder shall cooperate with Parent and Merger Sub so that they could perform their obligations under the Merger Agreement effectively and without delay.
Section 13.03     Proxy Statement
Each Supporting Shareholder shall promptly furnish, upon Parent’s request, any information needed relating to itself and its Affiliates for express inclusion in the Proxy Statement (the “Furnished Information”) to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of the Merger Transactions by the shareholders of the Company. Such Supporting Shareholder hereby warrants that the Furnished Information will not, (i) on the date that the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Supporting Shareholder makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or information relating solely to Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
Section 13.04     Non-Reliance on Company Estimates, Projections, Forecasts, Forward Looking Statements and Business Plans
In connection with the due diligence investigation of the Company by Parent as representative of the Rollover Shareholders, the Company has made available to Parent, and may continue to make available after the date hereof, certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective business and operations. Each Supporting Shareholder hereby acknowledges and agrees that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which such Supporting Shareholder is familiar, and (b) such Supporting Shareholder has the option of making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to Parent (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans.
Section 13.05     Independent Investigation
Parent, as representative of the Rollover Shareholders, has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries on behalf of the Supporting Shareholders, which investigation, review and analysis was performed by Parent through its Affiliates and Representatives. In entering into this Agreement, each Supporting Shareholder acknowledges that it has the option to make its own independent investigation, review and analysis.
Section 13.06     Further Assurance
Each Supporting Shareholder shall, promptly upon request of Parent or Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be requested by Parent or Merger Sub in order to accomplish the purposes of this Agreement or the Merger Transactions.

ARTICLE XIV

TERMINATION
This Agreement and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is validly terminated in accordance with its terms and (b) the Effective Time.  Termination of this Agreement shall not relieve any Rollover Shareholder from liability for any breach hereof prior to such termination.
ARTICLE XV

MISCELLANEOUS
Section 15.01     Amendment and Modification of this Agreement
This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the Company.
ARTICLE XVI

GOVERNING LAW
This Agreement shall be governed by, and construed in accordance with, the substantive laws of Hong Kong without regard to the conflicts of laws principles thereof.
ARTICLE XVII

DISPUTE RESOLUTION
Section 17.01     Subject to Section 8.03, any claims, disputes, actions, and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) and as may be amended by Section 8.02. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type, special, or consequential damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award.
Section 17.02  Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 8.01, any party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of Hong Kong, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 8.02 is only applicable to the seeking of interim injunctions and does not restrict the application of Section 8.03 in any way.
Section 17.03     Without prejudice to the rights and remedies otherwise available to any party, including the right to claim money damages for breach of any provision hereof, any party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.
ARTICLE XVIII

SPECIFIC PERFORMANCE
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.
ARTICLE XIX

COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument, and will become effective when a counterpart shall have been executed and delivered by each party to the other parties.
Section 19.01     Notices
Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail to such address or facsimile number or email address as such party provides in the signature pages attached hereto. All such notices, requests and other communications, (a) if hand delivered, shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. Hong Kong time on a Business Day in the place of receipt; otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt; (b) if posted by mail, it shall be treated as delivered five (5) days after posting; (c) if transmitted by facsimile or email, shall be deemed received upon confirmation of delivery.
Section 19.02     Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent that such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as it is enforceable.
Section 19.03     Entire Agreement
This Agreement, the Merger Agreement and other documents and instruments and other agreements as contemplated by or referred to herein and therein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Supporting Shareholders have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

PARENT:

SUPERNOVA INVESTMENT LTD.

By:
Name:	CHEN, Hsuan-Wen (aka Niccolo CHEN)
Title:	Sole Director

Notice details

Address:

Email:

Facsimile:

MERGER SUB:

STARMAN LIMITED

By:
Name:	CHEN, Hsuan-Wen (aka Niccolo CHEN)
Title:	Sole Director

Notice details

Address:

Email:

Facsimile:

SUPPORTING SHAREHOLDERS:

SURREY GLORY INVESTMENTS INC.

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

TONGTONG INVESTMENT HOLDING CO., LTD.

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

PERFECTECH INT'L LTD.

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

ALLPREMIER INVESTMENT LIMITED

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

OCTOVEST INTERNATIONAL HOLDING CO., LTD.

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

VENTUS CORPORATION

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

MIDDLESEX HOLDINGS CORPORATION INC

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

RICH DRAGON CONSULTANTS LIMITED

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

NUTRONICS TECHNOLOGY CORPORATION

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

UNIGLOBE SECURITIES LIMITED

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

NEW ESSENTIAL HOLDINGS LIMITED

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

EMBONA HOLDINGS (MALAYSIA) LIMITED

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

SUFFOLK DRAGON VENTURES LTD

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

TOP BEST DEVELOPMENT LIMITED

By:
Name:
Title:

Notice details

Address:

Email:

Facsimile:

ANNEX A-1
SHARES HELD OF RECORD BY THE ROLLOVER SHAREHOLDERS
 AS OF THE DATE OF THE AGREEMENT
Rollover Shareholders	Shares	ADSs[7]	Total [8]
Supernova Investment Ltd.	13,072,634	0	13,072,634
Surrey Glory Investments Inc.	0	2,379,444	14,276,664
Tongtong Investment Holding Co., Ltd.	13,061,000	0	13,061,000
Perfectech Int’l Ltd.	13,069,237	0	13,069,237
Allpremier Investment Limited	12,986,442	0	12,986,442
Octovest International Holding Co., Ltd.	13,100,000	0	13,100,000
Ventus Corporation	12,450,000	0	12,450,000
Middlesex Holdings Corporation Inc	1,186,553	1,885,241	12,497,999
Rich Dragon Consultants Limited	12,540,000	0	12,540,000
Nutronics Technology Corporation	12,550,656	0	12,550,656
Uniglobe Securities Limited	13,128,371	0	13,128,371
New Essential Holdings Limited	3,600,000	0	3,600,000
Embona Holdings (Malaysia) Limited	4,800,000	0	4,800,000
Suffolk Dragon Ventures Ltd	12,732,622	0	12,732,622
Top Best Development Limited	11,532,623	0	11,532,623

7 One ADS evidences six (6) Shares.
8 In the form of Shares (including Shares underlying ADSs).

ANNEX A-2
ORDINARY SHARES OF THE SURVIVING COMPANY TO BE HELD BY THE ROLLOVER
SHAREHOLDERS IMMEDIATELY AFTER THE EFFECTIVE TIME
Rollover Shareholders	Total Ordinary Shares to be Held[9]
Supernova Investment Ltd.	13,072,634
Surrey Glory Investments Inc.	14,276,664
Tongtong Investment Holding Co., Ltd.	13,061,000
Perfectech Int’l Ltd.	13,069,237
Allpremier Investment Limited	12,986,442
Octovest International Holding Co., Ltd.	13,100,000
Ventus Corporation	12,450,000
Middlesex Holdings Corporation Inc	12,497,999
Rich Dragon Consultants Limited	12,540,000
Nutronics Technology Corporation	12,550,656
Uniglobe Securities Limited	13,128,371
New Essential Holdings Limited	3,600,000
Embona Holdings (Malaysia) Limited	4,800,000
Suffolk Dragon Ventures Ltd	12,732,622
Top Best Development Limited	11,532,623

9 Based on the assumption that each Rollover Shareholder will maintain beneficial ownership over the same number of Shares (including Shares underlying ADSs) held as of the date of this Agreement and will withdraw the Shares underlying all of the ADSs held after the date of this Agreement.

ANNEX C
PLAN OF MERGER
THIS PLAN OF MERGER is made on [●], 2016.
BETWEEN
(1)     Starman Limited, an exempted company incorporated under the laws of the Cayman Islands on September 6, 2016, with company number 314755 and its registered office situated at the offices of Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands (“Merger Sub”); and
(2)     Actions Semiconductor Co., Ltd, an exempted company incorporated under the laws of the Cayman Islands on July 27, 2005, with company number 151706 and its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).
WHEREAS
(a)     Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of September 12, 2016 among Supernova Investment Ltd., Merger Sub and the Company, a copy of which is attached as Appendix I10 to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”), pursuant to which the Merger Sub will merge with and into the Company and cease to exist and the Surviving Company will continue as the surviving company in the Merger.
(b)     This Plan of Merger is made in accordance with Section 233 of the Companies Law.
(c)     Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.
WITNESSETH
CONSTITUENT COMPANIES
1.     The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.
NAME OF THE SURVIVING COMPANY
2.     The name of the surviving company (as defined in the Companies Law) shall be Actions Semiconductor Co., Ltd.

10 Intentionally omitted.

REGISTERED OFFICE
3.     The Surviving Company shall have its registered office at Maple Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
AUTHORISED AND ISSUED SHARE CAPITAL
4.     Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into ordinary shares of US$1 par value per share, of which one (1) share has been issued.
5.     Immediately prior to the Effective Date the authorized share capital of the Company was US$2,000 divided into 2,000,000,000 ordinary shares of US$0.000001 par value per share, of which 265,788,736 ordinary shares have been issued fully paid.
6.     The authorized share capital of the Surviving Company shall be US$2,000 divided into 2,000,000,000 ordinary shares of US$0.000001 par value per share.
7.     On the Effective Date, and in accordance with the terms and conditions of the Agreement:
(a)     Each Share issued and outstanding immediately prior to the Effective Date (other than the Rollover Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADS) shall be cancelled in exchange for the right to receive from the Surviving Company (at the direction of Parent)  the Per Share Merger Consideration.
(b)     Each ADS issued and outstanding immediately prior to the Effective Date (other than ADSs representing the Rollover Shares and the Excluded Shares) shall be cancelled in exchange for the right of the holder of such ADSs to receive from the Depositary the Per ADS Merger Consideration, and all Shares represented by such ADSs shall be cancelled in exchange for the right of the Depositary, as the holder of such Shares, to receive from the Surviving Company (at the direction of Parent) an amount in cash equal to the Per ADS Merger Consideration for every six (6) Shares represented by each one ADS.
(c)     Each Excluded Share and ADS representing Excluded Shares, in each case issued and outstanding immediately prior to the Effective Date, shall be cancelled without payment of any consideration or distribution therefor.
(d)     Each Rollover Share issued and outstanding immediately prior to the Effective Date, shall continue to exist and shall automatically become one validly issued, fully paid and nonassessable ordinary share, par value US$0.000001 each, in the Surviving Company, without payment of any consideration or distribution therefor; as a result, the issued and outstanding share capital of the Surviving Company shall consist solely of Shares held by the Rollover Shareholders.
(e)     Each of the Dissenting Shares shall be cancelled and cease to exist, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the Companies Law.

(f)     Each Option and Vested RSU issued and outstanding prior to the Effective Time shall be cancelled in accordance with Section 2.02 of the Agreement and thereafter represent only the right to receive the applicable payment set forth in Section 2.02of the Agreement;
(g)     Each Unvested RSU issued and outstanding prior to the Effective Time shall become the contingent right to receive, in lieu of ADSs, validly issued, fully paid and non-assessable ordinary shares, par value US$0.000001 each, in the Surviving Company under the terms of the agreement between the Company and the holder that was in effect immediately prior to the Effective Time;
(h)     Each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Date shall be cancelled without payment of any consideration or distribution therefor.
8.     On the Effective Date, the rights and restrictions attaching to the ordinary shares of the Surviving Company are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II11 to this Plan of Merger.
EFFECTIVE DATE
9.     The Merger shall take effect on            (the “Effective Date”).
PROPERTY
10.    On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.
MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION
11.   The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date.
DIRECTORS BENEFITS
12.   There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.
DIRECTORS OF THE SURVIVING COMPANY
13.   The names and addresses of the directors of the Surviving Company are as follows:

11 Appendix II is to be agreed between the parties after the date of this Agreement.

NAME	ADDRESS

SECURED CREDITORS
14.   (a)     Merger Sub has no secured creditors and has not granted any fixed or floating security interests as at the date of this Plan of Merger; and
(b)     Other than DBS Bank (or its affiliated entity) to whom it has pledged certain deposits as security for a loan facility and from which consent to the consummation of the Merger has been obtained, the Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
RIGHT OF TERMINATION
15.     This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement at any time prior to the Effective Date.
APPROVAL AND AUTHORIZATION
16.     This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to Section 233(3) of the Companies Law.
17.     This Plan of Merger has been authorised by the shareholders of each of Merger Sub and the Company pursuant to Section 233(6) of the Companies Law.
COUNTERPARTS
18.     This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
GOVERNING LAW
19.     This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
For and on behalf of Starman Limited:

______________________
[Name]
Director
For and on behalf of Actions Semiconductor Co., Ltd

______________________
[Name]
Director

C-4